Exhibit 2.1

ASSET PURCHASE AGREEMENT
among
CAPITAL PROPERTIES, INC.,
DUNELLEN, LLC,
CAPITAL TERMINAL COMPANY

and

SPRAGUE OPERATING RESOURCES LLC

Dated as of January 24, 2017

List of Exhibits and Schedules

Exhibit 1.01 Form of Escrow Agreement
Exhibit 2.06(a) Form of Bill of Sale
Exhibit 2.06(b) Form of Quitclaim Deed
Exhibit 2.06(e) Form of Assignment and Assumption Agreement
Exhibit 2.06(f) Form of Domain Name Assignment
Exhibit 5.10 Access and Remediation Agreement
Exhibit 5.11 Construction Side Letter
Exhibit 5.12 Side Agreement
Schedule 2.01(i) Purchased Assets – Claims
Schedule 2.02(j) Excluded Assets
Schedule 2.02(c) Deposits, Prepaid Expenses, Refunds
and Set-Off Rights
Schedule 2.03(a)(i) Retained Liabilities under Assigned Contracts
Schedule 2.03(a)(ii) Assumed Liabilities - Miscellaneous
Schedule 2.03(b)(ii) Retained Liabilities - Contracts
Schedule 2.07(a)(i) Purchase Price Bank Account
Schedule 2.08 Allocation of Purchase Price
Schedule 2.09(b) Pro-Rated Utility Services
Schedule 3.05 Capitalization
Schedule 3.06 Accounting Changes
Schedule 3.06(v) Owned Intellectual Property
Schedule 3.04(a)(i) Reference Balance Sheet
Schedule 3.07 Claims
Schedule 3.08(b) Orders and Permits
Schedule 3.09Environmental Matters
Schedule 3.10(a) Material Contracts
Schedule 3.10(b) Material Contracts - Breach
Schedule 3.11(a) Intellectual Property
Schedule 3.11(c) Non-Seller Interests in Intellectual Property
Schedule 3.12(a) Owned Real Property
Schedule 3.12(c) Non-Compliance
Schedule 3.12(g) Planned Material Improvements
Schedule 3.13(a) Owned Tangible Personal Property
Schedule 3.13(b) Leased Tangible Personal Property
Schedule 3.14(a) Assets
Schedule 3.14(c) Names and Locations
Schedule 3.15(a)  List of Benefit Plans
Schedule 3.15(d) Multiemployer Plans
Schedule 3.15(f) Plans and Payments
Schedule 3.16(b) Labor Controversies
Schedule 3.17(a) Employees
Schedule 3.19(b) Unpaid Taxes/Returns
Schedule 3.19(d) Tax Encumbrances
Schedule 4.03 Governmental Consents
Schedule 5.03(c) Third Party Consents
Schedule 6.02 Post Closing Seller Use Intellectual Property

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 24, 2017, is among Capital Properties, Inc., a Rhode Island corporation ("CPI"), Dunellen, LLC, a Delaware limited liability company ("Dunellen") and Capital Terminal Company, a Rhode Island corporation ("CTC") (each a "Seller" and collectively  "Sellers"), and Sprague Operating Resources LLC, a Delaware limited liability company ("Buyer").
WHEREAS, Dunellen and CTC are engaged in the terminaling and throughput of petroleum products in East Providence, Rhode Island (the "Business"); and
WHEREAS, Dunellen and CTC wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Purchased Assets (as hereinafter defined), all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION AND CONSTRUCTION
SECTION 1.01. Defined Terms.  In this Agreement, including the Recitals, Exhibits and Schedules, unless there is something in the subject matter or context inconsistent therewith, the following definitions apply:
"10" Lines" shall mean those certain ten-inch pipelines extending from the terminus of the 16" Getty pipelines at the CTC manifold to the terminal at the Owned Real Property.
"12" Lines" shall mean those certain twelve-inch pipelines extending from the terminus of the 16" Getty pipelines at the CTC manifold to the terminal at the Owned Real Property.
"Access and Remediation Agreement" has the meaning set forth in Section 5.10.
"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled By or is Under Common Control With, such specified Person; provided, however, that for purposes of this Agreement the Providence and Worcester Railroad Company, a Rhode Island corporation, shall not be deemed, directly or indirectly, an affiliate of any Seller.
"Agreement" has the meaning set forth in the preamble of this Agreement.
"Ancillary Agreements" means the Bills of Sale, the Quitclaim Deeds, the Assignment and Assumption Agreement, the Domain Name Assignment, the Access and Remediation Agreement, the Construction Side Letter, the Side Agreement and any certificate, report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

"Applicable Law" means, in relation to any Person, property, transaction or event, all United States or non-United States federal, national, supranational, state, provincial, municipal, local or similar statutes, treaties, laws, ordinances, regulations, rules, codes, requirements, rules of law, Permits and Orders by which such Person is bound or having application to the property, transaction or event in question (including common law).
"Assigned Contacts" has the meaning set forth in Section 2.01(d).
"Assignment and Assumption Agreement" has the meaning set forth in Section 2.06(e).
"Assumed Liabilities" has the meaning set forth in Section 2.03(a).
"Authority" means, in relation to any Person, property, transaction or event, any (a) federal, national, supranational, state, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), (b) bureau, agency, regulatory authority, commission, instrumentality, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitration panel, commission or body exercising judicial, quasi-judicial, administrative or similar functions or (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, property, transaction or event.
"Basket" has the meaning set forth in Section 9.04(a).
"Benefit Plans" has the meaning set forth in Section 3.15(a).
"Bills of Sale" has the meaning set forth in Section 2.06(a).
"Books and Records" means and includes the original and all copies of reports, books, manuals, financial statements, price books, Contracts, invoices, Returns, minutes, accounts, (including photographs, charts, graphs, video, electronic and mechanical records, tapes, cassettes, discs and recordings, whether preserved in writing, phone record, film, tape, videotape or computer record) relating solely to the Business or the Purchased Assets in the possession of Sellers, and "Books and Records" shall not include any reports, books, manuals, financial statements, price books, Contracts, invoices, transcripts, analyses, Returns, minutes, accounts, that do not relate solely to the Business or the Purchased Assets.
"Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
"Business" has the meaning set forth in the Recitals to this Agreement.
"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in the City of Providence, State of Rhode Island.

"Buyer" has the meaning set forth in the preamble of this Agreement.
"Buyer Fundamental Representations" has the meaning set forth in Section 9.01(b).
"Buyer Indemnified Person" has the meaning set forth in Section 7.01(a).
"Cap" has the meaning set forth in Section 9.04(b).
"Claims" means any and all claims, demands, demand letters, assessments or proposed assessments, liens and notices of noncompliance or violation and any and all actions, suits, petitions, appeals, arbitrations, hearings, investigations, audits, litigations, injunctions and inquiries (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, or public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or any arbitrator, whether arising in equity, at common law, by statute, or under the law of contracts, torts (including negligence and strict liability without regard to fault) or property, of every kind or character.
"Closing" has the meaning set forth in Section 2.05.
"Closing Date" means the later of (i) January 31, 2017 or (ii) five (5) Business Days after the satisfaction of all conditions to Closing set forth herein, but in any event no later than January 31, 2017.
"Closing Statement" means a flow of funds memorandum setting forth the manner of payment of the Purchase Price and other amounts payable by the Parties at the Closing pursuant to this Agreement or the Ancillary Agreements.
"COBRA" has the meaning set forth in Section 5.06(c)(iv).
"Code" means the Internal Revenue Code of 1986, as it may be amended, modified, or supplemented from time to time and the Regulations promulgated thereunder.
"Confidential Information" means all information and/or knowledge, in whatever form or medium, whether factual, interpretative or strategic, that (a) is the property of Sellers or used in the Business, or (b) is the property of one or more Third Parties, which information and/or knowledge is being used by, is licensed to or is in the control or possession of Sellers or their Affiliates (whether or not the subject of a separate non-disclosure or confidentiality agreement between Sellers and/or its Affiliates and such Third Party). "Confidential Information" includes this Agreement and all documents delivered pursuant hereto or in connection herewith, but does not include Non-proprietary Information.
"Consent" means any approval, consent, ratification, waiver or other authorization.
"Consideration" has the meaning set forth in Section 2.08.
"Construction Side Letter" has the meaning set forth in Section 5.11.

"Contract" means any agreement, contract, undertaking, obligation, promise, invoice, purchase order or other commitment, arrangement or undertaking (whether written or oral or express or implied) that is legally binding.
"Control" means, with respect to any Person, the possession, direct or indirect, of the power to elect a majority of such Person's board of directors or similar governing body, or to direct or cause the direction of the management, business or policies of such Person, whether through ownership of capital stock issued by a corporation (or equivalent interests in any other Person), the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if such right to vote has been suspended by the happening of such contingency, by contract or otherwise (and the terms "Controlled By" and "Under Common Control With" have correlative meanings).
"Conveyance Taxes" means any and all real property transfer or documentary stamp Taxes, and any Taxes similar to or in lieu of any of the foregoing customarily paid by sellers of real estate.
"Copyrights" means mask works, rights of publicity and privacy and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto and all other rights associated therewith.
"Covered Tax Contest" has the meaning set forth in Section 7.02(a).
"CPI License" has the meaning set forth in Section 5.08.
"Dispute" means any (a) dispute, controversy or Claim arising out of, relating to or in connection with this Agreement, including any question regarding compliance herewith, the existence, validity, construction, interpretation or termination hereof or the relationship between the Parties created by this Agreement, (b) any disagreement between the Parties with respect to any matter arising out of, relating to or in connection with this Agreement or (c) any failure of the Parties to agree within the time specified herein or, if no time is specified, within a reasonable period of time, on any matter hereunder that requires the Parties to agree.
"Dolphin" has the meaning set forth in the Construction Side Letter.
"Domain Name Assignment" has the meaning set forth in Section 2.06(f).
    "Encumbrance" means any security interest, mortgage, debenture, deed of trust, option, pledge, hypothecation, assignment by way of charge, license, collateral assignment, charge or deposit arrangement, trust (actual or deemed) intended as a security device, Lease, lien (statutory or other, including any materialmen's, mechanics', carriers', workmen's, repairmen's liens and other similar liens), adverse claim, license, preferential arrangement, reversion, reverter, restrictive covenant, easement, right-of-way, profit à prendre or other encumbrance or right creating or evidencing an interest in property, including those created by, arising under or evidenced by any conditional sale or other title retention agreement or any other condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Environment" means surface water (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supplies, sediments, soil, land surface or subsurface strata, ambient air, indoor air, plant and animal life and any other environmental medium or natural resource.
"Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the actual or alleged presence, Release or threat of Release of Hazardous Materials or arising from actual or alleged injury or threat of injury to health, safety or the Environment.
"Environmental Laws" means all laws and any judicial or administrative interpretation thereof, including any judicial or administrative orders, consent decrees or judgments, as well as all implementing rules, regulations, ordinances, interpretations, policies and guidelines, relating to the Environment, health, safety, natural resources or Hazardous Materials.
"Environmental Permits" means, in relation to any Person, property, transaction or event, all Permits required under or issued pursuant to any Environmental Law.
"ERISA" has the meaning set forth in Section 3.15(a).
"ERISA Affiliates" means any trade or business (whether or not incorporated) that is or has ever been treated as a single employer with any Seller under Section 414(b), (c), (m) or (o) of the Code.
"Escrow Agent" means The Huntington National Bank, a national banking association.
"Escrow Agreement" means the Escrow Agreement to be entered into by Sellers, Buyer and Escrow Agent on the Closing Date in the form attached hereto as Exhibit 1.01.
"Escrow Amount" means an amount equal to $1,725,000.
"Escrow Fund" means the Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement and in this Agreement.
"Estimated Dolphin Expenses" has the meaning set forth in the Construction Side Letter.
"Excluded Assets" has the meaning set forth in Section 2.02.
"Financial Statements" has the meaning set forth in Section 3.04(a)(ii).
"Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78 dd-1 et seq.
    "Foreign Official" means (a) an officer or employee of any non-United States Authority or any political subdivision, department, agency or instrumentality thereof; (b) a Person acting in an official capacity for or on behalf of any such Authority; (c) a member or official of any political party outside of the United States; and (d) any other meaning or interpretation given to that term under the Foreign Corrupt Practices Act.
"Getty Pipeline Easement" has the meaning in Section 8.02(m).
"Getty Rights" has the meaning set forth in Section 8.02(m).
"Hazardous Materials" means (a) petroleum, petroleum products or fractions thereof, radioactive materials, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls or radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.
"Hose Tower Structure" has the meaning set forth in the Construction Side Letter.
"Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the purchaser or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or Lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Indemnified Person" means a Buyer Indemnified Person or a Sellers Indemnified Person, as the case may be.
"Indemnifying Party" means (a) Sellers pursuant to Section 9.02 and (b) Buyer pursuant to Section 9.03, as applicable.
"Inspection Period" has the meaning set forth in Section 5.02.
"Intellectual Property" means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) Software used in the Business.
"Interim Financial Statements" has the meaning set forth in Section 3.04(a).
"IP Agreements" means (a) licenses of Owned Intellectual Property by Seller(s) to Third Parties, (b) licenses of Intellectual Property by Third Parties to Seller(s), (c) agreements between Seller(s) and Third Parties relating to the development or use of Intellectual Property, the development or transmission of data or the use, modification, framing, linking advertisement or other practices with respect to Internet web sites and (d) Consents, Orders, settlements or rulings governing the use, validity or enforceability of Owned Intellectual Property or Licensed Intellectual Property.
"IRS" means the Internal Revenue Service of the United States.
"Knowledge" means, with respect to any individual, that such individual is actually aware of a particular fact or other matter or such individual could be reasonably expected to discover or otherwise become aware of a particular fact or other matter in the course of his or her employment.  Any Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual that is serving, or that has at any time served, as a director, officer, partner, member, manager, consultant, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.  Notwithstanding the foregoing, "Knowledge" of the Sellers shall be limited to the actual knowledge of Todd D. Turcotte and Barbara J. Dreyer after reasonable investigation, which shall in the context of representations and warranties made regarding the Sellers, include reasonable inquiry of such individuals.
"Last Audit Date" means December 31, 2015.
"Lease" means (a) when used as a noun herein, any and all leases, subleases, sale/leaseback agreements, rental agreements, rights to use or similar arrangements pertaining to the leasing or use of any real or personal property, and (b) when used as verb herein, the act of conveying, granting or exercising the exclusive possession, control, use or enjoyment of real or personal property pursuant to one or more of the foregoing.
"Liabilities" means, with respect to any Person, any and all of such Person's Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, asserted or unasserted, matured or not matured, known or unknown, determined or determinable, liquidated or not liquidated or joint or several, including those arising under any Applicable Law or Claim and those arising under any Contract.

"Licensed Intellectual Property" means the Intellectual Property licensed to Sellers pursuant to the IP Agreements used in the Business.
"Losses" means any and all Liabilities, losses, claims, settlement payments, diminutions in value, damages, Taxes, costs and expenses, interest, awards, judgments, fines, fees and penalties or other charges (including court filing fees, court costs, arbitration fees and costs, witness fees and all other reasonable fees, costs and expenses of investigating and defending or asserting a claim for indemnification, including reasonable attorneys' fees and other reasonable professionals' fees and disbursements).
"Material Adverse Effect" means any circumstance or change in or effect on the Business that, individually or in the aggregate with all other circumstances or changes in or effects on the Business, (a) is, or could reasonably be expected to be, materially adverse to the business, operations, assets, properties, Liabilities, employee relationships, customer or supplier relationships, results of operations, future prospects or the condition (financial or otherwise) of the Business, or Dunellen, or CTC, (b) materially adversely affects, or could reasonably be expected to materially adversely affect, the ability of Sellers or Buyer to operate or conduct the Business in the manner in which the Business is currently conducted or, solely with respect to the conversion of certain tanks to gasoline/ethanol storage and throughput, as currently proposed to be conducted, or (c) materially adversely affects, or could reasonably be expected to materially adversely affect, the ability of Sellers to timely consummate the transactions contemplated hereby (in each case, regardless of whether such circumstance, change or effect can be or has been cured at any time or whether Buyer has Knowledge of such circumstance, change or effect) provided that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions in the United States, including such effects related to the Business, to the extent such effects do not disproportionately affect the Business as compared to similarly situated businesses, (ii) national or international political or social conditions, to the extent such conditions do not disproportionately affect the Business as compared to similarly situated businesses, (iii) changes in United States generally accepted accounting principles, or (iv) changes in Applicable Law, to the extent such effects do not disproportionately affect the Business as compared to similarly situated businesses.  Notwithstanding the foregoing, in no event shall the Environmental conditions with respect to any Owned Real Property described on Section 3.09 be considered or result in a "Material Adverse Effect".
"Material Contracts" has the meaning set forth in Section 3.10(a).
"New Development" has the meaning set forth in Section 5.04.
"Non-proprietary Information" means the information:
      (a) is or hereafter becomes part of the public domain, other than as a result of any act or omission in violation of Section 12.01, other than as permitted by Section 12.02, by Sellers or any of their Representatives or by anyone to whom Sellers or any of their Representatives disclosed such information; or

      (b) was already lawfully in the possession of a Third Party (other than Sellers and its Affiliates), legally and as a matter of right, prior to the date hereof and is not subject to another non-disclosure or confidentiality agreement between Sellers (or one or more of its Affiliates) and such Third Party (or one or more of its Affiliates) or any other contractual, legal or fiduciary obligation of confidentiality by such Third Party (or one or more of its Affiliates) in favor of Sellers (or one or more of its Affiliates).

 "Order" means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling, subpoena, verdict or award entered, issued, made or rendered by any Authority.
"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).  Without limiting the generality of the foregoing, an action taken by a Person is deemed to have been taken in the "Ordinary Course of Business" only if:
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the equity holders of such Person; and
 (c) such action is similar in nature and magnitude to actions customarily taken, without authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
"Owned Intellectual Property" means the Intellectual Property owned by Sellers and used solely in the Business.
"Owned Real Property" means the real property, and interests therein (including the Terminal Easements), owned by Dunellen in East Providence, Rhode Island, including, without limitation, as described in Schedule 1.01 hereto (excluding, however, the Wilkesbarre Pier), together with all buildings and other structures), pipelines, facilities, and improvements located thereon, all fixtures, systems, equipment and items of personal property of Sellers attached or appurtenant thereto, including above-ground and underground piping, storage tanks, truck loading racks, ship and barge loading and unloading equipment and all related equipment, and  rights and appurtenances relating to the foregoing.
"Party" means Buyer or Sellers, as applicable.
"Patents" means United States, foreign and international patents, patent applications and statutory invention registrations, including re-issuances, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

"Permit" means, in relation to any Person, property, transaction or event, any approval, consent, license, permit, waiver or other authorization required from or issued, granted, given or otherwise made available by or under the authority of any Authority or pursuant to any Applicable Law, including any regulatory, environmental, development, zoning, building, subdivision or occupancy permit, license, plan, consent, franchise, certification or other authorization, by which such Person is bound or having application to the property, transaction or event in question at the relevant time (including Environmental Permits).
"Permitted Encumbrances" means: (a) inchoate Encumbrances for Taxes not yet due and payable, provided that the same are paid or, if applicable, prorated prior to Closing; (b) inchoate Encumbrances imposed by Applicable Law, provided that the same are paid or if applicable, prorated prior to Closing; (c) all matters of record in the Land Records of the City of East Providence, RI affecting title to real property as expressly set forth in Schedule B, Section II of the Title Policies, (d) riparian rights of others in and to the waters of any stream and/or rivers lying along and or crossing the Owned Real Property, and any right, title and interest of others in and to any portion of the Owned Real Property consisting of filled tidal lands, in each case only to the extent that any such right, title or interest does not or will not have a Material Adverse Effect on the Business, (e) the right of the United States Government and any of its departments or agencies to change and alter the harbor, bulkhead and pierhead lines (if any), to establish harbor, bulkhead and/or pierhead lines different from present lines (if any), and to take land now or formerly under water without compensation, (f) any title or survey matters waived by the Buyer in accordance with Section 5.02 hereunder, and (g) the rights of the United States Government or the State of Rhode Island, as the case may be, and the City of East Providence, Rhode Island, as the case may be, and its departments or agencies, to regulate the use of piers, bulkheads, land under water, and land adjacent thereto.
"Person" means any Authority, individual, partnership, firm, corporation, limited liability company, association, estate, trust, unincorporated organization or other entity.
"Purchase Price" has the meaning set forth in Section 2.04.
"Purchased Assets" has the meaning set forth in Section 2.01.
"Quitclaim Deeds" has the meaning set forth in Section 2.06(b).
"Receivables" means any and all accounts receivable, notes and other amounts receivable by any Seller from Third Parties, including customers and employees, before the Closing Date.
"Reference Balance Sheet" means the unconsolidated balance sheets (including the related notes and schedules thereto) of Dunellen and CTC, dated as of December 31, 2015, copies of which are attached hereto as Schedule 3.04(a)(i).
"Regulations" means the Treasury regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.
"Related Person" means, with respect to:

(d)    any individual, (i) each other member of such individual's Family, (ii) each Person that is Controlled by such individual or one (1) or more members of such individual's Family and (iii) each Person in which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, member, manager, executor or trustee (or in any similar capacity); and
(e)    any Person (other than an individual), (i) each Affiliate of such Person, (ii) each Person that serves as a director, officer, partner, member, manager, executor or trustee (or in any similar capacity) of such Person, and (iii) each Person with respect to which such Person serves as a general partner, manager or trustee (or in a similar capacity).
For purposes of this definition, the "Family" of an individual includes (A) the individual, (B) the individual's spouse, (C) any other individual that is related to such individual within the first degree and (D) any other individual that resides with such individual.
"Release" means disposing, discharging, releasing, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, pumping, pouring, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material. For purposes of this Agreement a Release occurs at that point in time at which the material is placed into or upon any land or water or air or otherwise enters the Environment.  Notwithstanding the foregoing, a Release includes any migration of any Hazardous Material upon the land, water or air or otherwise into the Environment from the Owned Real Property to a location beyond the boundaries of the Owned Real Property.
 "Representatives" means the directors, officers, employees, agents, attorneys, engineers, accountants, consultants, lenders and financial advisers of a Party and Affiliates of a Party.
"Response Action" means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform assessments, investigations, feasibility studies, corrective actions, closures and post-removal, post-remedial or post-closure studies, assessments, investigations, operations, maintenance and monitoring with respect to the actual, alleged or possible presence of Hazardous Materials.
"Restricted Business" has the meaning set forth in Section 6.06(a).
"Restricted Period" has the meaning set forth in Section 6.06(a).
"Retained Liabilities" has the meaning set forth in Section 2.03(b).
"Returns" means all returns, amended returns, declarations, reports, estimates, information returns, elections, consents, notices, forms, documents and statements (including all schedules, exhibits and other attachments thereto) relating to any Taxes.
"Seller" and "Sellers" have the meanings set forth in the preamble of this Agreement.

"Sellers Employees" has the meaning set forth in Section 5.06(a).
"Sellers Fundamental Representations" has the meaning set forth in Section 9.01(a)(i).
"Sellers Indemnified Person" has the meaning set forth in Section 9.03(a).
"Side Agreement" has the meaning set forth in Section 5.12.
"Software" means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations used in the Business.
"SOL Representations" has the meaning set forth in Section 9.01(a)(ii).
"Sprague Agreement" means that certain Petroleum Storage Services Agreement between Dunellen and Buyer, dated April 8, 2014.
"Tangible Personal Property" has the meaning set forth in Section 3.13(a).
"Tax" means any and all taxes, charges, fees, levies and assessments imposed by any Authority, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, registration, stock transfer, real property transfer or gains, value added, alternative, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, environmental, property and other taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest and penalties thereon or with respect thereto, and additions to tax or additional amounts.  For purposes of this Agreement, "Tax" also includes any obligations under any Contracts or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Regulations section 1.1502-6 or comparable provisions of state, local or foreign Tax law) and includes any liability for Taxes as a transferee or successor, by Contract or otherwise.
"Territory" has the meaning set forth in Section 6.06(a).
"Terminal Easements" means (i) those certain easements as described in Schedule 1.01 hereto, (ii) as of the Closing Date (but not as of the date hereof), the Getty Pipeline Easement and the Getty Rights, and (iii) related pipelines, valves and connections constructed therein or thereon.
"Third Party" means any Person that is not a Party.
"Third-Party Claim" means any Claim asserted against any Indemnified Person by a Third Party that is subject to the indemnification provided for in Article 9.
"Third-Party Consent" means the Consent of a Third Party.

"Threatened" means a Claim or other matter for or respect to which a demand or statement has been made (orally or in writing), any notice has been given (orally or in writing), any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a Claim or other matter is likely to be asserted, commenced or otherwise pursued in the future.
"Title Commitments" has the meaning set forth in Section 8.02(i).
"Title Company" has the meaning set forth in Section 8.02(i).
"Title Policies" has the meaning set forth in Section 8.02(j).
"Trade Secrets" means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.
"Trademarks" means trademarks, service marks, trade dress, logos, trade names, corporate names, uniform resource locators, addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith..
"Transferred Employee" has the meaning set forth in Section 5.06(b).
"UCC" means the Uniform Commercial Code.
"U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the applicable periods.
"Wilkesbarre Pier" means the physical pier structure located on that certain tract or parcel of land with all improvements thereon as described in Schedule 1.01, but excluding therefrom pipelines, supports, pumps, manifolds, gantries, valves and other improvements related to transloading and transportation of petroleum products.
"Wilkesbarre Pier Land" means the real property and interests therein describes under Item II on Schedule 1.01 hereto.
SECTION 1.02.Interpretation and Rules of Construction.  In this Agreement, except to the extent that the context otherwise requires:
 (a) the division of this Agreement into articles, sections and other subdivisions, the provision of a table of contents and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement;

       (b) unless otherwise indicated, all references to an “Article”, “Section”, “Exhibit” or “Schedule” followed by a number refer to the specified article, section, exhibit or schedule of this Agreement, and the terms “this Agreement”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article or Section hereof;

        (c) all references to a given agreement, instrument or other document are references to that agreement, instrument or other document as modified, amended, supplemented and restated from time to time;

       (d) references in this Agreement to a Person include that Person's successors and permitted assigns;

       (e) the words “agree”, “agrees”, and “agreed” refer to a written agreement executed and delivered by the Parties;

       (f) all dates and periods of time are to be determined by reference to the Gregorian calendar;

        (g) whenever the singular or masculine or neuter is used in this Agreement, it means the plural or feminine or body politic or corporate, and vice versa, as the context requires, and where a term is defined herein, a capitalized derivative of such term has a corresponding meaning unless the context otherwise requires;

        (h) all dollar amounts referred to in this Agreement (including the Exhibits and Schedules) are in lawful money of the United States;

        (i) whenever the word “include,” “includes” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation”

        (j) any reference to a statute includes, and is deemed to be, a reference to such statute and to the rules, regulations, ordinances, interpretations, policies and guidance made pursuant thereto, and all amendments made to such statute and other such implementing provisions and enforced from time to time, and to any statute or other implementing provisions subsequently passed or adopted having the effect of supplementing or replacing such statute or such other implementing provisions, and any reference to an Order is deemed to be a reference to such Order as the same might be varied, amended, modified, supplemented or replaced from time to time;

       (k) where the character or amount of any asset or Liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with U.S. GAAP except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement;

        (l) if there is any conflict or inconsistency between a provision of the body of this Agreement and that of an Exhibit or a Schedule or any document delivered pursuant to this Agreement, the provision of the body of this Agreement prevails;

       (m) unless otherwise provided or required by the context, in this Agreement in the computation of periods of time during which payments are to accrue from a specified date to a later specified date, “from” means “from and including the first specified date” and the words “to” and “until” each mean “to but excluding the later specified date” and “through” means “to and including the later specified date” and

        (n) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2
PURCHASE AND SALE
SECTION 2.01. Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers' right, title and interest in and to all of Sellers' assets and properties, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, directly or indirectly owned by Sellers or to which Sellers are directly or indirectly entitled and, in any case, belonging to or used solely or intended to be used solely in the Business, including the following (but excluding the Excluded Assets) (collectively, the "Purchased Assets"):
(a) all of the Owned Real Property;
(b) all Tangible Personal Property related to the Business owned by CPI and CTC, including the Tangible Personal Property listed in Schedule 3.13(a);
(c) all packaging, labels, supplies and other personal property related to the Business and maintained or held by CPI and CTC;
 (d) all rights of the Sellers in and to all Contracts set forth on Schedule 2.01(d) (the “Assigned Contracts”);
 (e) all Permits and all pending applications therefor or renewals thereof that are necessary for the operation or ownership of the Business, in each case in the name of either CPI or CTC to the extent transferable to Buyer under Applicable Law, including those listed in Schedule 3.08(b) and Schedule 3.09;
(f) all Books and Records of the Sellers related to the Business and copies of all of the Books and Records of Sellers described in Section 2.02(f) and related to the Business;
 (g) all of the intangible rights and property of the Sellers used in connection with the Business, including all of Sellers’ Intellectual Property, going concern value, goodwill, telephone and facsimile numbers and listings and e-mail addresses and listings and those items listed in Schedule 3.11(a);

    (h) to the extent assignable, all insurance benefits payable to any of the Sellers arising solely from or relating to the Purchased Assets or the Assumed Liabilities from and after the Closing, unless expended in accordance with this Agreement or to discharge any Retained Liabilities; and

    (i) all Claims, rights of recovery and rights of setoff of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof) related to the Business pertaining to, arising out of or inuring to the benefit of any of the Sellers, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such Claims listed in Schedule 2.01(i), except as such Claims may pertain to the Excluded Assets.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes such Liability pursuant to Section 2.03(a).
SECTION 2.02 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement (including Section 2.01), the following assets and properties of Sellers (collectively, the "Excluded Assets") are not part of the purchase and sale contemplated hereunder, are excluded from the Purchased Assets and will remain the property of Sellers after the Closing:

(a)    all cash, cash equivalents and short-term investments and all Receivables;
(b)    the Sellers’ minute books, stock certificate books, stock record books and corporate seals;
(c)    those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.02(c);
(d)    all insurance policies and rights thereunder (except to the extent specified in Sections 2.01(h) and (i));
(e)    all Contracts other than the Assigned Contracts;
(f)    all Books and Records of each Seller that such Seller is required by Applicable Law to retain in its possession;
(g)    all Claims for refunds of Taxes and other charges of Authorities of whatever nature relating to periods prior to the Closing
(h)    all rights in connection with, and all assets of, the Benefit Plans;
(i)    all rights of each Seller under this Agreement and the Ancillary Agreements;
(j)    the assets and properties listed in Schedule 2.02(j); and
(k)    all other assets of Sellers that are not Purchased Assets.

SECTION 2.03.    LIABILITIES.
(a)    Assumed Liabilities. At the Closing, Sellers shall assign to Buyer, and Buyer shall assume and agree to retain, pay, perform or discharge, only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):
(i)    Liabilities arising after the Closing under the Assigned Contracts (other than those Liabilities listed in Schedule 2.03(b)(ii) or arising out of or relating to a Breach thereof that occurred before the Closing); and
(ii)    Liabilities of Sellers set forth in Schedule 2.03(a)(ii).
(b)    Retained Liabilities. The Retained Liabilities remain the sole responsibility of Sellers, and Sellers shall retain, pay, perform and discharge the Retained Liabilities. Notwithstanding anything to the contrary in this Agreement (including Section 2.03(a)), Buyer does not assume and does not have any responsibility to retain, pay, perform or discharge any of the Retained Liabilities. “Retained Liabilities” means every Liability of Sellers other than the Assumed Liabilities, including:
(i)    all Liabilities arising out of or relating to products or services of Dunellen and CTC to the extent sold before the Closing other than to the extent expressly assumed by Buyer under Section 2.03(a)(i) or constituting obligations of Buyer under the Sprague Agreement;
(ii)    all Liabilities under the Contracts assumed by Buyer pursuant to Section 2.03(a) that arise out of or relate to any Breach thereof that occurred before the Closing or are listed in Schedule 2.03(b)(ii);
(iii)    all Liabilities arising out of or relating to the Excluded Assets;
(iv)    all Liabilities of Sellers or their Affiliates for or in respect of Taxes of any nature, howsoever and whenever arising, including (x) subject to Section 2.09, all Taxes arising as a result of Sellers’ operation of the Business or ownership of the Purchased Assets before the Closing and (y) all Taxes that arise as a result of Sellers’ consummation of the transactions contemplated by this Agreement, including the sale of the Purchased Assets pursuant hereto;
(v)    all Liabilities under the Contracts not assumed by Buyer under Section 2.03(a), including all Liabilities arising out of or relating to Sellers’ credit facilities or any security interest related thereto;
(vi)    all trade accounts payable of Dunellen and CTC, except for any such trade accounts payable arising and becoming due after the Closing Date under the Assigned Contracts;
(vii)    all Liabilities under the Benefit Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits or other compensation of any kind for employees or former employees of Seller or any of its Affiliates;

(viii)    all Liabilities arising out of or relating to any employee grievance, complaint or claim relating to events occurring prior to the Closing, whether or not the affected employees are hired by Buyer;
(ix)    all Liabilities of any Seller to any Related Person of any Seller;
(x)    all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller;
(xi)    all Liabilities relating to (A) any Environmental Claim existing or made, or arising out of or relating to any occurrence, event, condition, action or inaction existing or happening, on or prior to the Closing Date; (B) any Release occurring on or prior to the Closing Date or (C) any condition disclosed in Schedule 3.09;
(xii)    all Liabilities to distribute or otherwise apply all or any part of the Consideration received hereunder;
(xiii)    all Liabilities arising out of Claims against Buyer commenced after the Closing but solely to the extent that such claims arise out of or relate to any occurrence, event, condition, or action existing or happening before the Closing with respect to the Purchased Assets or Retained Liabilities;
(xiv)    all Liabilities arising out of or resulting from any Seller’s compliance or noncompliance with any Applicable Law; and
(xv)    all Liabilities of Sellers under this Agreement, any Ancillary Agreement or any other document executed in connection with the transactions contemplated by this Agreement.
SECTION 2.04.    PURCHASE PRICE. The purchase price for the Purchased Assets is Twenty Three Million Dollars ($23,000,000) plus the assumption of the Assumed Liabilities (the
“Purchase Price”), subject to any further adjustments as set forth herein, including, without limitation, as set forth in Section 2.09.
SECTION 2.05.    CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assignment and assumption of the Assumed Liabilities contemplated by this Agreement will take place at a closing (the “Closing”) to be held at the offices of Buyer's counsel (or another location mutually agreed to by the parties) at 10:00 A.M. Eastern time on the Closing Date. The Closing will be effective at 11:59 p.m. on the Closing Date.
SECTION 2.06.    CLOSING DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(a)    bills of sale for all of the Purchased Assets that are Tangible Personal Property in the form attached hereto as Exhibit 2.06(a) (the “Bills of Sale”) duly executed by Sellers;
(b)    one or more quitclaim deeds in the form attached hereto as Exhibit 2.06(b) (the “Quitclaim Deeds”) transferring the Owned Real Property, duly executed by Dunellen;
(c)    originals or, if originals are unavailable, copies of all Books and Records;
(d)    originals or, if originals are unavailable, copies of all Permits that are included in the Purchased Assets;
(e)    an Assignment and Assumption Agreement relating to the Assigned Contracts in the form attached hereto as Exhibit 2.06(e), duly executed by Sellers (the “Assignment and Assumption Agreement”);
(f)    a Domain Name Assignment, relating to the domain name described on Schedule 3.11(a), in the form attached hereto as Exhibit 2.06(f), duly executed by CTC (the “Domain Name Assignment”);
(g)    keys and combinations in Sellers’ possession relating to the operation of the Owned Real Property;
(h)    such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as are requested by Buyer, acting reasonably, each in form and substance satisfactory to Buyer and duly executed by Sellers, including, without limitation, any state and municipal Conveyance Tax forms;
(i)    the Escrow Agreement, duly executed by Sellers;
(j)    the Access and Remediation Agreement, duly executed by CPI;
(k)    the Construction Side Letter, duly executed by CPI;
(l)    the CPI License, duly executed by CPI;
(m)    upon confirmation of the payment of the Purchase Price less the Escrow Amount, a receipt for the Purchase Price less the Escrow Amount in form and substance satisfactory to Buyer and duly executed by Sellers;
(n)    a true and complete copy, certified by the Secretary, Assistant Secretary, sole Member or Manager of each Seller, of the resolutions duly and validly adopted by the board of directors of each Seller and by the shareholder and Member of each of CTC and Dunellen evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which each Seller is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which each Seller is a party;

(o)    a certificate of the Secretary, Assistant Secretary, sole Member or Manager of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Ancillary Agreements to which each Seller is a party and the other documents to be executed and delivered by each Seller hereunder;
(p)    a copy of (i) the Certificate of Incorporation (or similar organizational document) of each Seller, certified by the Secretary of State of the jurisdiction in which each Seller is incorporated or organized, as of a date not earlier than ten (10) Business Days before the Closing Date and accompanied by a certificate of the Secretary of each Seller, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational document) since such date and (ii) the By-laws (or similar organizational document) of each Seller, certified by the Secretary, Member or Manager (as applicable) of each Seller;
(q)    a certificate from each Seller (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of Regulations section 1.1445-2(b)(2);
(r)    a certificate duly executed by the President, sole Member, or Manager (as applicable) of each Seller (i) representing and warranting to Buyer that (x) the representations and warranties of such Seller contained in this Agreement and the Ancillary Agreements were true and correct when made and (notwithstanding the introductory paragraph of Article 3) are true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date as modified by any New Development Notice given pursuant to Section 5.04(b) if Buyer has elected to proceed with the Closing pursuant to clauses (ii) or (iii) thereof, and (y) the covenants and obligations contained in this Agreement to be performed or complied with by such Seller on or before the Closing have been performed or complied with;
(s)    a good standing certificate for each Seller from the Secretary of State of the jurisdiction in which each Seller is incorporated and/or organized and from the Secretary of State in each other jurisdiction in which the assets or properties owned by each Seller, or the operation of each Seller's business in such jurisdiction, requires each Seller to be licensed or qualified to do business as a foreign corporation, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing Date;

(t)    to the extent that the Purchased Assets constitute all or substantially all of the assets of Sellers located in Rhode Island, a good standing certificate from the Rhode Island Division of Taxation dated as of a date not earlier than thirty (30) days prior to the Closing Date;
(u)    an executed counterpart of the Closing Statement;
(v)    payoff letters from the holders of any monetary Encumbrances which exist on any of the Purchased Assets; and

(w)    Such other documents, instruments, certificates, statements, estoppels, affidavits and other deliverables as are reasonably requested by Buyer, Buyer’s lenders or the Title Company.
SECTION 2.07.    CLOSING DELIVERIES BY BUYER. At the Closing,
(a)    Buyer shall deliver to Sellers:
(i)    the Purchase Price, as adjusted pursuant to Section 2.09, less the Escrow Amount and less the Estimated Dolphin Expenses, by wire transfer of immediately available funds to the account set forth in Schedule 2.07(a)(i) (the “Purchase Price Bank Account”);
(ii)    the Escrow Agreement, duly executed by Buyer;
(iii)    the Assignment and Assumption Agreement duly executed by Buyer;
(iv)    the Domain Name Assignment, duly executed by Buyer;
(v)    the CPI License, duly executed by Buyer;
(vi)    the Access and Remediation Agreement, duly executed by Buyer;
(vii)    the Construction Side Letter, duly executed by Buyer;
(viii)    true and complete copies, certified by the Secretary of Buyer, of the resolutions duly and validly adopted by the board of directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;
(ix)    certificate of the Secretary of Buyer, certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Agreements to which Buyer is a party and the other documents to be executed and delivered by Buyer hereunder;
(x)    certificates duly executed by the President of Buyer representing and warranting to Sellers that (x) the representations and warranties of Buyer contained in this Agreement and the Ancillary Agreements were true and correct when made and (notwithstanding the introductory paragraph of Article 4) are true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date subject to any New Development Notice given in accordance with Section 5.04 hereof and (y) the covenants and obligations contained in this Agreement to be performed or complied with by Buyer on or before the Closing Date have been performed or complied with;

(xi)    good standing certificates for Buyer from the Secretary of State of the jurisdiction in which Buyer is incorporated and from the Secretary of State in each other jurisdiction in which the assets or properties owned or Leased by Buyer, or the operation of Buyer's business in such jurisdiction, requires Buyer, as applicable to be licensed or qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing Date;
(xii)    an executed counterpart of the Closing Statement; and
(xiii)    such other affidavits, assignments, documents and other instruments as are requested by Seller, acting reasonably, each in form and substance satisfactory to Sellers and duly executed by Buyer, including, without limitation, any state and municipal Conveyance Tax forms.
(b)    Buyer shall deposit with the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer of immediately available funds to the account designated therefor in the Escrow Agreement.
SECTION 2.08.    ALLOCATION. The Purchase Price and other amounts constituting consideration payable by Buyer hereunder for purposes of Section 1060 of the Code (“Consideration”) shall be allocated among the Purchased Assets as required by Section 1060 of the Code. Each Party shall be entitled to determine its own allocation of the Consideration and to file any Return or other document or otherwise assert any position consistent with its own allocation of the Consideration.
SECTION 2.09.    PRORATIONS, ADJUSTMENTS AND POST-CLOSING PAYMENT.
(a)    Real and personal property Taxes for the Purchased Assets shall be prorated in accordance with Section 7.01(b).
(b)    Sellers shall order final readings for utility services, such as gas, electricity, water and sewer services for the Owned Real Property described on Schedule 2.09(b), as of Sellers’ close of business on the day before the Closing Date, and deliver such readings at the Closing.
(c)    The following shall be apportioned between Sellers and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:
(i)    fixed rents and additional rents payable to Sellers pursuant to any Leases. With respect to collected rents paid to Sellers, Sellers are entitled to all such rents attributable to any period up to but not including the Closing Date and the Buyer is entitled to all rents attributable to any period on or after the Closing Date. For the avoidance of doubt, amounts paid or payable by Buyer in respect of that certain Petroleum Storage Services Agreement between Buyer and Dunellen,, dated April 18, 2014, shall be prorated pursuant to this Section 2.09(c)(i).

(ii)    prepaid fees for Permits included in the Purchased Assets;
(iii)    any amounts prepaid or payable by Sellers under any Assigned Contracts; and
(iv)    all other operating expenses with respect to the Owned Real Property that would customarily be apportioned in real estate closings of commercial properties in Rhode Island.
(d)    At the Closing, Buyer shall pay CTC $30,316.94 as reimbursement for the difference in the cost between the prior fire protection foam type and the newly installed AFFF type foam, as documented in the December 9, 2016 letter from Todd Turcotte to Bob Blanchard.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
As an inducement to Buyer to enter into this Agreement, each Seller jointly and severally represents and warrants to Buyer that the statements in this Article 3 are true and correct on the date hereof.
SECTION 3.01.    ORGANIZATION, AUTHORITY AND QUALIFICATION OF EACH SELLER. CPI and CTC are each corporations duly organized, validly existing and in good standing under the Applicable Law of the jurisdictions of its incorporation and have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. Dunellen is a limited liability company duly formed, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of its business would require such qualification, except where the failure to so qualify would not constitute a Material Adverse Effect. Each Seller's execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, performance of its obligations hereunder and thereunder and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite action on the part of such Sellers and its respective shareholders or equity owners where required by law. Each Seller has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. Each of the Ancillary Agreements to which a Seller is a party, when executed and delivered by such Seller (assuming due authorization, execution and delivery by Buyer) will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

SECTION 3.02.    NO CONFLICT. Assuming that (i) the notifications contemplated in Section 3.03 have been made and (ii) the Consents contemplated in Section 5.03 have been obtained, each Seller's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not, will not and could not reasonably be expected to (with or without notice or lapse of time or both):
(a)    violate, conflict with or result in the Breach of any provision of each Seller's Certificate of Incorporation or By-Laws (or similar organizational documents) or any resolution adopted by the board of directors, sole Member or Manager (as applicable) of each Seller or by its respective shareholders or equity owners;
(b)    violate or conflict with any Applicable Law relating to any Seller or any of its assets, properties or businesses, including the Business;
(c)    give any Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by any Seller that, to the extent transferable under Applicable Laws, is included in the Purchased Assets or Order that relates to the assets or properties of any Seller or the Business or that is otherwise used in the conduct of the Business;
(d)    cause Buyer to become subject to, or to become liable for the payment of, any Tax (other than State and municipal real estate Conveyance Taxes that will be paid by Sellers at Closing in accordance with the terms and provisions of this Agreement);
(e)    to the Sellers’ Knowledge, cause any of the assets or properties owned by each Seller to be reassessed or revalued by any taxing authority or other Authority;
(f)    conflict with, result in any Breach of, constitute a default under or require any Consent under any Material Contract or give to any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or to terminate, amend, modify, suspend, revoke or cancel, any Material Contract;
(g)    except as set forth on Schedule 3.02(g), require notice to, or the Consent of, any Person (other than any Authority as contemplated in Section 5.03); or

(h)    result in the creation of any Encumbrance on any of the assets or properties of each Seller or any of the assets or properties used in the Business.
SECTION 3.03.    GOVERNMENTAL CONSENTS. Except for the Consents contemplated in Section 5.03, each Seller's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities) does not, will not and could not reasonably be expected to require the Consent of any Authority or action by, filing with or notification to any Authority.

SECTION 3.04.    FINANCIAL INFORMATION; BOOKS AND RECORDS.
(a)    Provision of True and Complete Copies. Sellers have delivered to Buyer true, legible and complete copies of the Reference Balance Sheet for each of Dunellen and CTC,  the audited consolidated balance sheet of Sellers for each of the two (2) fiscal years ended as of December 31, 2015 and December 31, 2014, and the related audited consolidated statements of income, retained earnings, and stockholders' equity of Sellers, together with all related notes and schedules thereto, accompanied by the reports thereon of LGC&D, LLP (collectively, the “Financial Statements”), and the unaudited consolidated balance sheet of Sellers as of September 30, 2016, and the related consolidated statements of income, retained earnings, and stockholders' equity of Sellers for the period then ended, together with all related notes and schedules thereto (collectively, the “Interim Financial Statements”).
(b)    Reference Balance Sheet. The Reference Balance Sheet for each of Dunellen and CTC (i) was prepared in accordance with the books of account and other financial records of Dunellen and CPI, (ii) presents fairly the financial condition and results of operations, changes in stockholders' equity and cash flow of Dunellen and CTC as of the date thereof, and (iii) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition and results of operations, changes in stockholders' equity and cash flow of Sellers as of the date thereof excluding footnotes and normal year-end adjustments.
(c)    Financial Statements and Interim Financial Statements. The Financial Statements and the Interim Financial Statements of Sellers (i) were prepared in accordance with the books of account and other financial records of Sellers in accordance with U.S. GAAP, (ii) present fairly the consolidated financial condition and results of operations, changes in stockholders' equity and cash flow of Sellers as of the dates thereof or for the periods covered thereby, and (iii) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition and results of operations, changes in stockholders' equity and cash flow of Sellers as of the dates thereof or for the periods covered thereby, and except in the case of Reference Balance Sheet, footnotes.
(d)    Books and Records. The Books and Records of Sellers are complete and correct in all material respects and have been maintained in accordance with good corporate, business and accounting practices on a consistent basis, and accurately reflect the condition, financial or otherwise, of Sellers. Sellers have provided access to Buyer of true, legible and complete copies of all of the Books and Records of Sellers. All material corporate actions taken by each Seller have been duly authorized or subsequently ratified.
SECTION 3.05.    CAPITALIZATION OF DUNELLEN AND CTC. The entire authorized capital stock or limited liability company interests, as the case may be, of each of CTC and Dunellen is set forth on Schedule 3.05. All of the issued and outstanding shares of capital stock or limited liability company interests, as the case may be, of each of CTC and Dunellen have been duly authorized, are validly issued, fully paid, and non-assessable, and in the case of CPI’s interests in the shares of CTC and the membership interests of Dunellen are held of record and beneficially, free and clear of Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that require, will require or could reasonably be expected to require any of CTC or Dunellen to issue, sell or otherwise cause to become outstanding any of its capital stock or limited liability company interests, as the case may be. Except as set forth on Schedule 3.05, there are no outstanding, or authorized, stock appreciation, phantom stock, profit participation or similar rights with respect to either Dunellen or CTC. There are no voting trusts, proxies or other Contracts or understandings with respect to the voting of the capital stock or limited liability company interests, as the case may be, of any of Dunellen or CTC. None of the outstanding equity securities or other securities of Dunellen or CTC was issued in violation of Applicable Law.

SECTION 3.06.    CONDUCT IN THE ORDINARY COURSE; ABSENCE OF EVENTS. Since the Last Audit Date, Sellers have conducted the Business in the Ordinary Course of Business of Sellers. Without limiting the generality of the foregoing, since the Last Audit Date, Dunellen and CTC have not, except in the Ordinary Course of Business of Sellers or as otherwise set forth on Schedule 3.06:
(a)    permitted or allowed any of CTC’s or Dunellen’s assets or properties to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;
(b)    discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current Liabilities reflected on the Reference Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Sellers since the Last Audit Date;
(c)    written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) any of Dunellen’s or CTC’s assets or properties other than in accordance with U.S. GAAP;
(d)    made any change in any method of accounting or accounting practice or policy used by Dunellen or CTC, other than any such changes that are required by U.S. GAAP and that are set forth in Schedule 3.06;
(e)    amended, terminated, cancelled or compromised any material Claims in favor of Dunellen or CTC or waived any other rights of substantial value to Dunellen or CTC;
(f)    sold, transferred, Leased, licensed or otherwise disposed of any assets or properties, real, personal or mixed (including leasehold interests and intangible property) of Dunellen or CTC, other than in the Ordinary Course of Business of Sellers;
(g)    issued or sold any capital stock, notes, bonds or other securities, or granted any option, warrant or other right to acquire or registration rights with respect to the same, of Dunellen or CTC or declared or paid any dividend or other distribution or payment in respect of shares of capital stock of Dunellen or CTC;

(h)    merged with, entered into a consolidation with or acquired an interest of five percent (5%) or more in any Person or acquired a substantial portion of the assets, properties or business of any Person or any division or line of business thereof, or otherwise acquired any material assets or properties;
(i)    made any capital expenditure or commitment for any capital expenditure in excess of $25,000, individually, or $100,000, in the aggregate;
(j)    made any material changes in the customary methods of operations of Dunellen or CTC or the Business, including practices and policies relating to purchasing, inventories, marketing, selling and pricing;
(k)    made any express or deemed election or settled or compromised any Liability with respect to Taxes of Dunellen or CTC;
(l)    incurred any Indebtedness in excess of $25,000, individually, or $100,000, in the aggregate;
(m)    made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;
(n)     failed to pay any material creditor any amount owed to such creditor when due;
(o)    (i) except in the Ordinary Course of Business granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Dunellen or CTC to any of its directors, officers or employees, except for any increase or change pursuant to any Benefit Plan, (ii) failed to pay any employee wages earned and due, (iii) established or increased or promised to increase any benefits under any Benefit Plan, in either case except as required by Applicable Law, the Benefit Plans or any collective bargaining agreement if involving ordinary increases consistent with the past practices of Sellers, or (iv) adopted, entered into, amended, altered or terminated any Benefit Plan, except to the extent required by the terms of the Benefit Plans or by Applicable Law;
(p)    entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any Affiliate of such Persons);
(q)    disclosed any secret or confidential Intellectual Property (except by way of issuance of a Patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Sellers have any right, title, interest or license;
(r)    allowed any Permit constituting a Purchased Asset that was issued or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy or Permit constituting a Purchased Asset that is scheduled to terminate or expire on or before the Closing Date;

(s)    failed to maintain Dunellen’s or CTC’s plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;
(t)    suffered any casualty loss or damage with respect to any of Dunellen’s or CTC’s assets or properties that in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage was covered by insurance;
(u)    amended, modified or consented to the termination of any Material Contract or any of Sellers’ rights thereunder;
(v)     (i) except as set forth in Schedule 3.06(v), abandoned, sold, assigned or granted any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or the IP Agreements (including failing to perform or cause to be performed all applicable filings, recordings and other acts or to pay or cause to be paid all required fees and Taxes to maintain and protect Sellers’ interest in such Intellectual Property), (ii) granted to any Third Party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any Third Party (other than any such joint development, creation or invention with a Third Party that was in progress prior to Last Audit Date) or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
(w)    suffered any Material Adverse Effect; or
(x)    agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.06 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.06, except as expressly contemplated by this Agreement.
SECTION 3.07.    NO CLAIMS. Except for Permitted Encumbrances, and except as set forth in Schedule 3.07 (which, with respect to each Claim set forth therein, sets forth the parties, nature of the Claim, date commenced, amount of relief sought and, if applicable, paid or granted), there are no Claims (a) by or against any Seller or that otherwise relate to or affect, will relate to or affect, or that could reasonably be expected to relate to or affect, the Business or any Purchased Assets or (b) that challenge or have the effect of preventing, delaying or making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To each Seller's Knowledge, (i) no such Claim has been Threatened and (ii) no event has occurred or circumstance exists that will or could reasonably be expected to give rise to or serve as the basis for the commencement of any such Claim. None of the matters set forth in Schedule 3.07 has, has had, will or could reasonably be expected to have a Material Adverse Effect or affects, will affect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement, the performance of Sellers’ obligations hereunder or the consummation of the transactions contemplated by this Agreement.

SECTION 3.08.    COMPLIANCE WITH APPLICABLE LAW.
(a)    Conduct of the Business. Subject to Section 3.09 hereof regarding environmental matters, Sellers have conducted the Business in all material respects in accordance with all Applicable Laws, Permits and Orders applicable to each Seller, the Business or any of the assets or properties owned, Leased, used, controlled, operated or occupied by such Seller and used in the Business, and with respect to the Business Sellers are not in material violation of any such Applicable Law, Permit or Order. Except as set forth on Schedule 3.12(c), Sellers have not received, at any time since December 31, 2009, any notice or other communication (whether written or oral) from any Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Applicable Law, Order or Permit to which Dunellen or CTC, or any of the assets or properties owned, Leased, used, controlled, operated or occupied by such Sellers in connection with the Business, is or has been subject.
(b)    Applicable Orders and Permits. Schedule 3.08(b) sets forth a brief description of each Order and Permit related to the Business or any of the assets or properties owned, Leased, used, controlled, operated or occupied by such Seller used in the Business, and no such Order or Permit which is included in the Purchased Assets, has or has had a Material Adverse Effect or affects the legality, validity or enforceability of this Agreement, the performance by each Seller of its obligations hereunder or the consummation of the transactions contemplated by this Agreement. The Orders and Permits set forth on Schedule 3.08(b) represent all of the Orders and Permits necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted, except for such Orders or Permits the lack of which would not have a Material Adverse Effect. To each Seller's Knowledge and except as set forth in Schedule 3.12(c), no event has occurred or circumstance exists that constitutes or results in (with or without notice or lapse of time, or both) a violation or issuance of, or failure to comply with, any Order or Permit to which the Business or any of the assets or properties owned, Leased, used, controlled, operated or occupied by such Seller used in the Business is subject.
(c)    Certain Payments. Since December 31, 2009, none of Sellers or any officer, or director, and to Sellers’ Knowledge, no employee, agent or Representative of Sellers or any other Person associated with or acting for on behalf of Sellers has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (w) to obtain favorable treatment in securing business, (x) to pay for favorable treatment for business  secured, (y) to obtain special concessions or for special concessions already obtained for or in respect of the Business, Sellers or any Affiliate of Sellers or (z) in violation of any Applicable Law or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of Sellers.
(d)    Foreign Corrupt Practices Act. None of Sellers or any officer, or director, and to Sellers’ Knowledge, no employee, agent or representative of Sellers or any other Person associated with or acting for or on behalf of Sellers (i) has taken any action that is or could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of the Business or Sellers, (ii) is aware of any action or conduct that is or could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of the Business or Sellers or (iii) has offered, given, paid, authorized the payment of or promised, directly or indirectly, any money, gift, promise or other thing of value to any Foreign Official (or to any Person while Knowing it would be offered, given or promised to a Foreign Official) for any purpose, including, by way of example, influencing any act or decision of such Person acting in their official capacity, inducing such Person to do or omit to do any action in violation of their lawful duty, inducing such Person to use their influence with any Authority to affect or influence any act or decision of such Authority, in order to assist Sellers in obtaining or retaining business for or with, or in directing business to, any Person.
(e)    Export Administration Act. To Sellers’ Knowledge, none of Sellers or any officer, director, employee, agent or Representative of Sellers or any other Person associated with or acting for on behalf of Sellers has furthered or supported any foreign boycott in violation of the Anti-Boycott laws and regulations of the United States promulgated pursuant to the Export Administration Act of 1979.
SECTION 3.09.    ENVIRONMENTAL MATTERS.
(a)    Compliance with Environmental Laws. Except as disclosed in Schedule 3.09:
(i)    Sellers, the Business and the Owned Real Property are presently in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits applicable to the Business and Owned Real Property and any Seller facilities and operations thereon. Each Seller holds all Environmental Permits required pursuant to Environmental Laws applicable to such Seller, the Business and all Owned Real Property, and all such Environmental Permits are listed on Schedule 3.09 and are in full force and effect.
(ii)    There are no underground storage tanks or any landfills, surface impoundments, septic tanks, pits, sumps, lagoons or other areas in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Owned Real Property or, to the Sellers’ Knowledge, the Wilkesbarre Pier, the Wilkesbarre Pier Land, or the Terminal Easements.
(iii)    Sellers have not (x) generated, used, handled, manufactured, refined, transported, treated, stored, transferred, produced or processed any Hazardous Material or any solid waste at any of the Owned Real Property, except in compliance in all material respects with Environmental Law, (y) Released any Hazardous Material or any solid waste at any of the Owned Real Property, except in compliance with Environmental Laws.
(iv)    During the period of Sellers’ ownership, Lease, use, control, operation or occupancy of any of the Owned Real Property, and, to the Sellers’ Knowledge, during the period prior to the Seller’s ownership, lease, use, control, operation or occupancy of any of the Owned Real Property, there has been no Release or threatened Release of any Hazardous Material on, in, under or affecting any of the Owned Real Property.

(v)    Sellers are not conducting, have not undertaken or completed and, to the Sellers’ Knowledge, are not currently required to undertake or complete any Response Action relating to any Release, threatened Release or presence of any Hazardous Material at any of the Owned Real Property, either voluntarily or pursuant to any Order or the requirements of any Environmental Law or Environmental Permit.
(vi)    There is no asbestos or asbestos-containing material on any of the Owned Real Property, or, to the Seller’s Knowledge, the Wilkesbarre Pier, the Wilkesbarre Pier Land, or the Terminal Easements.
(vii)    None of the Owned Real Property is listed, or to the Sellers’ Knowledge, proposed for listing, or adjoins any other property that is listed, or to Sellers’ Knowledge, is proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or on any analogous federal, state or local list.
(viii)    There are no Environmental Claims pending or, to Sellers’ Knowledge, Threatened against Sellers, and to Sellers’ Knowledge there are no circumstances that could reasonably be expected to form the basis of any such Environmental Claim. Without limiting the generality of the foregoing, Sellers have not:
(A)    entered into or been subject to any consent decree, administrative consent agreement or Order arising under or in connection with any Environmental Law with respect to the Business or any of the Owned Real Property;
(B)    received notice under the citizen suit provision of any Environmental Law in connection with the Business or any of the Owned Real Property;
(C)    received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim relating to any Environmental Law with respect to the Business or any of the Owned Real Property;
(D)    received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Liabilities or potential Liabilities, including any investigatory, removal, remedial or corrective action obligations, arising under any Environmental Law with respect to the Business or any of the Owned Real Property;

(E)    been subject to or, to Sellers’ Knowledge, Threatened with, any enforcement action with respect to the Business or any of the Owned Real Property; or
(F)    received written or oral notice of an action or threatened action relating to property contamination or damages or personal injury allegedly resulting from, or connected to, the presence or Release of Hazardous Material at or from the Owned Real Property, or of Hazardous Material originating from the Real Property.
(ix)    Sellers have not, either expressly assumed or undertaken any Liability of any other Person relating to Environmental Liability arising out of or relating to the Business or any of the Owned Real Property, except such Liability arising under Applicable Law solely from the ownership of the Owned Real Property.
(x)    No Encumbrance has been imposed by any Authority, in connection with the Release or presence of Hazardous Material, on the Business or any of the Owned Real Property.
(xi)    Notwithstanding any other provision of this Agreement, solely for purpose of subsections (i), (ii) and (vi) of this Section 3.09(a), Owned Real Property excludes the Wilkesbarre Pier Land and the Terminal Easements.
(b)    Environmental Assessments, Reports and Other Documents. Sellers have provided Buyer with true, legible and complete copies of (i) all environmental assessments, audit reports, or other similar studies or analyses relating to the Business and the Owned Real Property that Sellers commissioned, obtained, or have in their possession, (ii) all insurance policies issued since December 31, 2010 that reasonably could be expected to provide coverage to Sellers or the Business for environmental matters, (iii) all Environmental Permits relating to each Seller, the Business or the Owned Real Property, (iv) tank or facility inspection reports, spill control, storm water management, emergency response and contingency plans or other written plans and reports, including release, discharge, inventory, accident and incident reports, required in connection with the operation of the Business or any of the Owned Real Property under applicable Environmental Laws and (iv) all other documents and records that Sellers commissioned, obtained, or have in their possession, with respect to environmental matters relating to Sellers, the Business or any of the Owned Real Property, including reports from and correspondence with Authorities.
(c)    No Action Required. Except as set forth on Schedule 3.09, none of the execution and delivery of this Agreement, the performance of each Seller's obligations hereunder or the consummation of the transactions contemplated by this Agreement require any Response Action or filing with, notice to or Consent of any Authority or any Third Party pursuant to any applicable Environmental Law or Environmental Permit.

(d)    No Other Real Property. Dunellen has never owned, leased, occupied or controlled any real property other than the Owned Real Property disclosed on Schedule 3.12(a).
(e)    Exclusive Representations. The representations and warranties set forth in this Section 3.09 are the Sellers' sole and exclusive representations and warranties regarding Environmental matters.
SECTION 3.10.    MATERIAL CONTRACTS.
(a)    Material Contracts. Schedule 3.10(a) lists each of the following Contracts related to the Business as of the date hereof (such Contracts, collectively, with all Contracts concerning the use, occupancy, management or operation of any Owned Real Property set forth in Schedules 3.12(a) or referenced in Section 3.12(b), all IP Agreements set forth in Schedule 3.11(a) and all Contracts relating to Tangible Personal Property set forth in Schedule 3.13(a), the “Material Contracts”):
(i)    each Contract for the purchase of materials or personal property with any supplier or for the furnishing of services to Dunellen or CTC, or otherwise related to the Business under the terms of which (x) Dunellen or CTC is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2015, (y) Dunellen or CTC is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such Contract or (z) cannot be cancelled without penalty or further payment or without more than thirty (30) days' notice;
(ii)    each Contract for the sale of personal property or for the furnishing of services by Dunellen or CTC related to the Business that (x) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2015, (y) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of such Contract or (z) cannot be cancelled without penalty or further payment or without more than thirty (30) days' notice;
(iii)    each Contract for management services or with independent contractors or consultants (or similar arrangements) related to the Business that cannot be cancelled without penalty or further payment or without more than thirty (30) days' notice;
(iv)    each Contract with an Authority;

(v)    each Contract that limits or purports to limit the ability of CTC or Dunellen to compete in any line of business or with any Person or in any geographic area or during any period of time;
(vi)    each Contract with Dunellen or CTC or any Affiliate of either Dunellen or CTC;

(vii)    each Contract involving a sharing of profits, losses, costs or Liabilities by Dunellen or CTC with any other Person;
(viii)    each Contract of CTC or Dunellen providing for payments to or by any Person based on sales, purchases or profits, other than direct payment for goods;
(ix)    each power of attorney by Dunellen or CTC that is currently effective and outstanding;
(x)    each Contract that contains or provides for an express undertaking by CTC or Dunellen to be responsible for punitive, special, consequential, exemplary or incidental damages or lost profits;
(xi)    each Contract for capital expenditures by CTC or Dunellen in excess of $25,000;
(xii)    each Contract relating to the Business that contains non-competition or non-solicitation obligations binding on a Third Party; and
(xiii)    all other Contracts, whether or not made in the Ordinary Course of Business of Sellers, that are material to CTC or Dunellen or the conduct of the Business, or the absence or provisions of which would have a Material Adverse Effect.
(b)    Effectiveness of Material Contracts; No Defaults. Each Material Contract: (i) is valid and binding on the applicable Seller and, to the Sellers’ Knowledge, each of the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the receipt of the Consents referenced in Section 5.03) will continue in full force and effect in accordance with its terms without penalty or other adverse consequence. Except as set forth on Schedule 3.10(b), Sellers are not in Breach of, or default under, any Material Contract. To Sellers’ Knowledge, no party to any Material Contract (other than Sellers) is in Breach thereof or default thereunder, and Sellers have not received any notice (whether oral or written) of any actual, alleged, possible or potential termination, cancellation, Breach or default under any Material Contract, and there does not exist any event, condition or omission that would constitute any such termination, cancellation, Breach or default.
(c)    Related Persons. Neither Sellers nor, to Sellers’ Knowledge, any Related Person of Sellers have acquired any rights under, and no such Person has or might become subject to any obligation or Liability under, any Contract that relates to the Business or any of the assets or properties owned or used by Sellers or the Business except as the terms of such Contract may provide. To Sellers’ Knowledge, no officer, director, agent, employee, consultant or contractor of Sellers is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor of Sellers to (i) engage in or continue any activity or practice relating to the Business or (ii) assign to Sellers or to any other Person any rights to any invention, improvement or discovery.

(d)    Copies of All Assigned Contracts. Sellers have provided to Buyer true, legible and complete copies of all Assigned Contracts.
(e)    No Right to Purchase the Purchased Assets. Other than the rights of Buyer hereunder, there is no Contract or other arrangement granting any Person any right to purchase any of the Purchased Assets.
SECTION 3.11.    INTELLECTUAL PROPERTY.
(a)    Intellectual Property. Schedule 3.11(a) sets forth a true and complete list of all of the Owned Intellectual Property, the Licensed Intellectual Property and the IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that are not material to Sellers or the Business.
(b)    No Violation or Infringement. To each Seller’s Knowledge, the operation of the Business as currently conducted, the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith and Sellers’ transmission, use, linking and other practices related to the operation of its web sites, if any, in connection with the Business, the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any Third Party, and no Claims are pending or Threatened against Sellers alleging any of the foregoing.
(c)    Title to Intellectual Property. Except as set forth on Schedule 3.11(c), Sellers are the exclusive owners of the entire right, title and interest in and to the Owned Intellectual Property and the IP Agreements, free and clear of Encumbrances. Sellers have not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property.
(d)     No Orders. No Owned Intellectual Property and, to Sellers’ Knowledge, no Licensed Intellectual Property is subject to any outstanding Order restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
(e)    Sufficiency of Intellectual Property. The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the Ordinary Course of Business of the Sellers. The Owned Intellectual Property and, to Sellers’ Knowledge,
the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.
(f)    No Claims. No Claims have been asserted or are pending or, to Sellers’ Knowledge, Threatened against Sellers (i) based upon or challenging or seeking to deny or restrict the use by Sellers of any of the Owned Intellectual Property or any of the Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by or products manufactured or sold by the Business infringe or misappropriate any Intellectual Property right of any Third Party or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g)    No Third-Party Infringement, Licenses or Termination. To Sellers’ Knowledge, no Person is engaging in any activity that infringes the Owned Intellectual Property or the Licensed Intellectual Property. Sellers have not granted any license or other right to any Third Party with respect to the Owned Intellectual Property or the Licensed Intellectual Property. The performance by Sellers of their obligations hereunder and under the Ancillary Agreements and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements does not and will not result in, and could not reasonably be expected to result in, the termination or impairment of any of the Owned Intellectual Property or, subject to the receipt of the Consents contemplated in Section 5.03, the Licensed Intellectual Property. To Sellers’ Knowledge, there is no (i) Patent or patent application of any Third Party potentially interfering with any Owned Intellectual Property or Licensed Intellectual Property or (ii) Trademark or trademark application of any Third Party potentially interfering with any Owned Intellectual Property or Licensed Intellectual Property.
(h)    Software. To each Seller’s Knowledge, Sellers’ Software is free of material defects. No rights in Sellers’ Software have been transferred to any Third Party except to Sellers’ customers to whom Sellers have licensed such Software in the Ordinary Course of Business of Sellers. To each Seller’s Knowledge, Sellers have the right to use all software development tools, library functions, compilers and other software of Third Parties that are material to Sellers or the Business or that are required to operate or modify the Software used by Sellers or in the Business, and Sellers’ use of the foregoing is in compliance in all material respects with all license and other agreements with Third Parties relating thereto.
(i)    Protection of Intellectual Property. Sellers have taken reasonable steps to maintain the confidentiality of the Trade Secrets and other confidential Intellectual Property. To Sellers’ Knowledge, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property by any Person; (ii) no employee, independent contractor or agent of Sellers has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor or agent of Sellers; and (iii) no employee, independent contractor or agent of Sellers is in default or Breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. To each Seller’s Knowledge, all of Sellers’ products and materials  containing a Trademark bear the proper federal registration notice where permitted by Applicable Law or otherwise bear a proper notification mark.

SECTION 3.12.    REAL PROPERTY.
(a)    Owned Real Property. Schedule 3.12(a) lists the street address, where available, of each parcel of Owned Real Property set forth on Schedule 1.01 hereto held by Sellers in fee simple or as tenant. Except as set forth in the Title Policies, and/or an accurate survey of the Owned Real Property and the Wilkesbarre Pier, (i) Dunellen holds good and record, marketable and insurable title to the Owned Real Property and the Wilkesbarre Pier (including fee simple title to all Owned Real Property other than the Terminal Easements) free and clear of all Encumbrances (other than Permitted Encumbrances). Except for those agreements and other matters set forth on Schedule 3.12(a), there are no unrecorded documents to which any of the Sellers are a party creating legal or equitable rights for the benefit of any Third Party with respect to any Owned Real Property or the Wilkesbarre Pier, including any option to purchase, right of first offer to purchase or right of first refusal to purchase.

(b)    Copies of Other Real Property Documents. Sellers have made available to Buyer true, legible and complete copies of the documents listed on Schedule 3.12(a).
(c)    Compliance with Applicable Law. Except as disclosed to Buyer by Sellers in Schedule 3.12(c) or in any Schedule referred to in Section 3.07 or Section 3.09, Sellers have received no written notice from a governmental entity having jurisdiction over the Owned Real Property or the Wilkesbarre Pier of violation, or claimed violation, of any Applicable Law (including any building, planning, health, traffic, sewer/septic, flood control, fire safety, handicap access or zoning law) relating to any of the Owned Real Property or the Wilkesbarre Pier.
(d)    Quiet Enjoyment. Except as set forth in the Title Policies or as would be disclosed by an accurate survey of the Owned Real Property or the Wilkesbarre Pier (and except for the rights of others in and to the Real Property pursuant to agreements or judicial decisions disclosed on Schedule 3.12(a) attached hereto), Sellers are in peaceful and undisturbed, exclusive possession of each parcel of Owned Real Property and the Wilkesbarre Pier (subject to the Permitted Encumbrances) which it owns or leases, as the case may be, and Sellers have not received notice (written or oral) of any claim of adverse possession over the Owned Real Property or the Wilkesbarre Pier.
(e)    No Condemnation Proceedings. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to Sellers’ Knowledge, Threatened against the Owned Real Property or the Wilkesbarre Pier.
(f)    Continued Occupancy. To Sellers’ Knowledge, provided all required Consents referenced in Section 5.03 are granted prior to or at the Closing, there are no facts that would prevent the Owned Real Property or the Wilkesbarre Pier from being used or occupied by Buyer after the Closing in the same manner as the Owned Real Property and the Wilkesbarre Pier are used or occupied by Sellers immediately prior to the Closing.
(g)    Improvements Constructed in Accordance with Applicable Law. All improvements on the Owned Real Property and the Wilkesbarre Pier constructed by or on behalf of Sellers were constructed in compliance in all material respects with all Applicable Law (including all building, planning and zoning laws) affecting such Owned Real Property and the Wilkesbarre Pier applicable as and when such improvements were constructed, or pursuant to valid variances or other relief from such Applicable Laws. There are no material improvements currently in process on the Owned Real Property or the Wilkesbarre Pier except as set forth on Schedule 3.12(g) or contemplated by the Construction Side Letter or the Side Agreement. The operation of the Owned Real Property together with the Wilkesbarre Pier and the Terminal Easements as presently conducted does not require the use of any property or facilities (other than public utilities) located on any property other than the Owned Real Property, the Wilkesbarre Pier and the Terminal Easements (i) to fulfill any zoning, building code or other municipal or governmental requirements, or (ii) for essential building systems or utilities, including but not limited to, electrical, plumbing, mechanical, heating, ventilation, air conditioning systems, water systems and waste disposal systems.

(h)    No Encroachments. Except as set forth in the Title Policies, or as would be disclosed by an accurate survey, all improvements on each parcel of the Owned Real Property and the Wilkesbarre Pier are wholly within the boundary of the Owned Real Property and the Wilkesbarre Pier, as applicable, and do not encroach on any adjoining premises and there are no encroachments on any Owned Real Property or the Wilkesbarre Pier from adjoining properties.
(i)    Material Improvements. To Sellers’ Knowledge, there have been no improvements of a value in excess of $25,000 in the aggregate made to or constructed on any Owned Real Property or the Wilkesbarre Pier by Sellers within the applicable period for the filing of mechanics' liens under the laws of the jurisdictions in which the Owned Real Property and the Wilkesbarre Pier is located for which payment or provision thereof has not been made.
(j)    Release of Encumbrances. Sellers shall provide at Closing payoff letters for all monetary Encumbrances on the Owned Real Property and the Wilkesbarre Pier securing the Indebtedness.
(k)    Insurance. The Seller has not received any written notice from any insurance company terminating or threatening to terminate any insurance policy, or increasing or threatening to increase the premiums therefor, as a result of defects or inadequacies in the Owned Real Property and the Wilkesbarre Pier.
(l)    Utilities. Since the first date of its ownership of the Owned Real Property and the Wilkesbarre Pier, neither the Seller nor, to the Sellers’ Knowledge, any of Seller’s tenants at the Owned Real Property has experienced any material interruption in the delivery of quantities of any utilities (including, without limitation, electricity, natural gas, potable water, and water for cooling or similar purposes) or other public services (including, without limitation, sanitary and industrial sewer service) adequate to operate the Business, other than storm related outages.

(m)    Terminal Easements. Sellers have good, record, marketable and insurable title to, and possess all rights granted to them or their predecessors in title under, the Terminal Easements, subject to the obligations contained therein, free and clear of all Encumbrances other than Permitted Encumbrances.
SECTION 3.13.    TANGIBLE PERSONAL PROPERTY.
(a)    List of Tangible Personal Property. Schedule 3.13(a) lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property owned by Sellers and used in the Business (the “Tangible Personal Property”) that has a value in excess of $10,000.

(b)    Tangible Personal Property Leases. Schedule 3.13(b) sets forth a true and complete list of all Leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates). Except as set forth on Schedule 3.13(b), Sellers have the full right to exercise any purchase, renewal or extension rights or options contained in such Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of Leased Tangible Personal Property for the full term of such options and rights.
SECTION 3.14.    ASSETS.
(a)    Ownership or Right to Use; Title. Each of Dunellen and CTC owns, Leases (as lessee) or has the legal right to use all the assets and properties, including the Owned Real Property, the Wilkesbarre Pier, the Terminal Easements, the Owned Intellectual Property, the Licensed Intellectual Property, the IP Agreements, and the Tangible Personal Property, used or intended to be used in the conduct of the Business and, with respect to Contract rights and the Terminal Easements and other arrangements, enjoys the right to the benefits of all Contracts and the Terminal Easements and other arrangements used or intended to be used in the conduct of the Business. Each of Dunellen and CTC has good and marketable title to, or, in the case of assets and properties that are Leased (as lessee), valid and subsisting leasehold interests in, all of its assets and properties (excluding Owned Real Property, the Wilkesbarre Pier and the Terminal Easements, which are covered by Section 3.12), free and clear of all Encumbrances, except for Permitted Encumbrances, including all of the assets and properties reflected on the Reference Balance Sheet and all of the assets and properties purchased or otherwise acquired since the Last Audit Date (except for assets sold or disposed of in the Ordinary Course of Business of Sellers since the Last Audit Date or as contemplated in Section 3.06(f)).
(b)    Condition and Sufficiency of Assets. All of the assets and properties owned by Dunellen and CTC or otherwise used, held or intended to be used in the conduct of the Business have been, at all times since the Last Audit Date, maintained in accordance with good business practice, and all such assets and properties are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are intended to be used, and none of such assets or properties is in need of maintenance or repairs except as provided in the Construction Side Letter or as disclosed in Schedule 3.14(b) and except for ordinary, routine maintenance and repairs that are not material in nature or cost. Notwithstanding the foregoing, (1) Sellers make no representation or warranty herein regarding the maintenance and condition of the 10” Lines or 12” Lines, which have undergone smart pig inspection as of the date of this Agreement, (2) the costs of smart pig inspection and the parties’ respective responsibilities with respect to any required repairs to the 10” Lines or 12” Lines are set forth in the Side Agreement, and (3) the Buyer’s sole remedy with respect to the results of the smart pig inspection of the 10” Lines and the 12” Lines is as set forth in the Side Agreement, and Buyer shall have no further rights to indemnification under Section 9.02(a)(i) for any breach of this Section 3.14(b) relating to the 10” Lines or 12” Lines. The Purchased Assets (i) constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Dunellen and CTC and (ii) except for the Retained Assets, include all of the operating assets and properties of each of Dunellen and CTC.

(c)    Prior Names and Locations. Sellers have not done business within three (3) years prior to the date of this Agreement under any other name or at any address other than the names and addresses set forth in Schedule 3.14(c).
SECTION 3.15.    EMPLOYEE BENEFIT MATTERS.
(a)    List of Benefit Plans. Schedule 3.15(a) sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, stock appreciation right, incentive, deferred compensation, retirement, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, retention loans or other benefit plans, programs, arrangements or fringe benefits, in each case, that are provided, maintained, contributed to or sponsored by each of Dunellen or CTC on behalf of current or former directors, officers or employees of the Business or for which Dunellen or CTC has any Liabilities, contingent or otherwise (collectively, the “Benefit Plans”).
(b)    Provision of Benefit Plans. With respect to each Benefit Plan, Dunellen or CTC has provided Buyer with a true, legible and complete copy of (i) the plan document or other governing contract (or written summary of any Benefit Plan that is not reduced to writing), and (ii) the most recently distributed summary plan description .
(c)    Administration. The Benefit Plans have been operated and administered and have received contributions in accordance in all material respects with their terms and the applicable requirements of the Code and Applicable Law, and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any Liability, penalty or tax to Buyer under ERISA or the Code or Encumbrance against any of the Purchased Assets. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter or otherwise adversely affect such qualified status.

(d)    Absence of Certain Plans. Except as set forth on Schedule 3.15(d), neither Dunellen or CTC nor any of their ERISA Affiliates have ever contributed to or maintained any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA.
(e)    Benefit Plan Assets. None of the assets of any Benefit Plan is stock of any Seller or any of its Affiliates or property Leased to or jointly owned by any Seller or any of its Affiliates.
(f)    Events Triggered by Proposed Transaction. Except as set forth on Schedule 3.15(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of Dunellen or CTC, (ii) increase any benefits under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits. Any payment or vesting under any Benefit Plan will not, separately or in the aggregate, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g)    409A Compliance. All Benefit Plans of each Seller which are subject to Section 409A of the Code have at all times been in compliance with the requirements of Section 409A with respect to both the written terms of such Benefit Plans and their operation.
SECTION 3.16.    LABOR MATTERS.
(a)    No Unionized Labor. Neither CTC nor Dunellen is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Sellers or any of its Affiliates, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect Dunellen or CTC.
(b)    No Labor Controversies. Except as set forth on Schedule 3.16(b), there are no labor-related controversies, strikes, slowdowns or work stoppages pending or, to Sellers’ Knowledge, Threatened between Dunellen or CTC and any of their respective employees, and neither Dunellen nor CTC has experienced any such controversy, strike, slowdown or work stoppage within the past three (3) years.
(c)    No Unfair Labor Practices. There are no unfair labor practice complaints pending, nor within the past three (3) years have there been any complaints, against Dunellen or CTC before the National Labor Relations Board or any other Authority or any current union representation questions involving employees of Dunellen or CTC.
(d)    Compliance with Labor Laws. Dunellen and CTC are each currently in compliance in all material respects with all Applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, legal qualification of employment status, employment discrimination, immigration, occupational health and safety, workers' compensation and the payment and withholding of Taxes and other sums as required by Applicable Law and has withheld and paid to the appropriate Authority (or is holding for payment not yet due to such Authority) all amounts required to be withheld from employees of
Dunellen or CTC and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(e)    Payment of Wages. Each of Dunellen and CTC has paid in full to all their respective employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no Claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to Sellers’ Knowledge, Threatened before any Authority with respect to any Persons currently or formerly employed by Dunellen or CTC.
(f)    No Consent Decrees. Neither Dunellen nor CTC is a party to, or otherwise bound by, any consent decree with, or citation by, any Authority relating to employees or employment practices.

(g)    No Safety or Health Claims. There is no Claim with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to Sellers’ Knowledge, Threatened with respect to Dunellen or CTC.
(h)    No Discrimination Claims. There is no Claim or charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category under Applicable Law, that has been asserted or is now pending or, to Sellers’ Knowledge, Threatened before the United States Equal Employment Opportunity Commission or any other Authority in any jurisdiction in which Dunellen or CTC has employed or currently employs any Person.
SECTION 3.17.    EMPLOYEES.
(a)    List of Employees. Schedule 3.17(a) lists the employee number or title, place of employment, the current annual compensation rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in any of calendar years 2013, 2014 or 2015, the date of employment and a description of the position and job function of each current employee, officer, director, consultant and agent of Dunellen and CTC, along with any applicable leave of absence information (e.g., disability, maternity leave, etc.), with Buyer acknowledging that the names of such Persons have been previously provided to Buyer.
(b)    No Restrictions or Resignations. No director, officer, or to Sellers’ Knowledge, employee of Dunellen or CTC is a party to, or is otherwise bound by, any Contract or other arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such director, officer or employee and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as a director, an officer or an employee of either Dunellen or CTC, or (ii) the ability of Buyer to conduct the Business. To Sellers’ Knowledge, no director, officer or other key employee of Dunellen or CTC intends to resign, retire or otherwise terminate his or her employment with such Seller.
SECTION 3.18.    RELATED PERSONS. Neither Sellers nor any Related Person of Sellers:
(a)    has any direct or indirect financial interest in any competitor, supplier or customer of Dunellen, CTC or the Business; provided, however, that the ownership of securities representing no more than ten percent (10%) of the outstanding voting power of any competitor, supplier or customer, and that are also listed on any national securities exchange, is not deemed to be a “financial interest” if, and for so long as, the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; or
(b)    owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible assets or property that Sellers use or have used in the conduct of the Business or otherwise.

SECTION 3.19.    TAXES.
(a)    Tax Filings. Each Seller has timely filed (or caused to be timely filed on its behalf) all Returns required to be filed by it and has timely submitted any and all Returns otherwise required or requested by any Authority. All such Returns were correct and complete in all material respects and were prepared in compliance in all material respects with all Applicable Laws.
(b)    Payment of Taxes. Except as set forth on Schedule 3.19(b), each Seller has timely and properly paid, withheld or remitted, as applicable (or caused to be timely withheld, remitted or paid on its behalf) all Taxes required to be withheld, remitted or paid by it, as applicable, and established an accrual on its Books and Records, consistent with past practices, that is adequate for the payment of any Taxes not yet due and payable.
(c)    Withholding Taxes. Without limitation, each Seller has complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1474, 3401 through 3406 and 6041 through 6049 of the Code, as well as similar provisions under any other Applicable Law, and has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and any other payments and paid over to the proper Authority all amounts required to be so withheld and paid over under Applicable Law.
(d)    No Tax Encumbrances. Except as set forth in Schedule 3.19(d), there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the Purchased Assets.
(e)    United States Person. Each Seller is a United States person within the meaning of Section 7701(a)(30) of the Code.
(f)    Foreign Taxes. At no time has any Seller incurred any Liability for Taxes imposed by any non-U.S. Authority or become obligated to file or otherwise transmit any Return to a non-U.S. Authority.

(g)    State Taxes. Schedule 3.19 sets forth a complete and accurate description of each Seller’s obligations with respect to Returns and payment of Taxes in each state in which such Seller is required to file Returns, inclusive of applicable apportionment calculations. No Claim has ever been made by an Authority in any jurisdiction in which any Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(h)    Returns. No Seller has received notice from any Authority that any Tax Returns of such Seller have been examined or are under examination by such Authority.
SECTION 3.20.    INSURANCE. All material assets, properties and risks of Dunellen and CTC are, and for the past five (5) years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers' compensation insurance) issued in favor of Dunellen and CTC, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Dunellen and CTC, including the Business.

SECTION 3.21.    FULL DISCLOSURE. To Sellers’ Knowledge, there are no facts pertaining to Dunellen or CTC or the Business (excluding facts relating to (i) general business or economic conditions in the United States, including such effects related to the Business, to the extent such effects do not disproportionately affect the Business as compared to similarly situated businesses, (ii) national or international political or social conditions, to the extent such conditions do not disproportionately affect the Business as compared to similarly situated businesses, (iii) changes in United States generally accepted accounting principles, or (iv) changes in Applicable Law, to the extent such effects do not disproportionately affect the Business as compared to similarly situated businesses) that adversely affect Dunellen or CTC or the operation of the Business in the Ordinary Course of Business or that will or could reasonably be expected to adversely affect Dunellen or CTC, or the operation of the Business in the Ordinary Course of Business and that have not been disclosed in this Agreement (including the Schedules), the Reference Balance Sheet, the Financial Statements or the Interim Financial Statements. Neither any representation or warranty of Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement (including the Schedules), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
SECTION 3.22.    BROKERS. Except for Evercore Partners, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Sellers to enter into this Agreement, Buyer represents and warrants to Sellers that the statements in this Article 4 are true and correct on the date hereof.
   SECTION 4.01.    ORGANIZATION, AUTHORITY AND QUALIFICATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned or Leased by Buyer, or the operation of Buyer's business in such jurisdiction, makes such licensing or qualification necessary. Buyer's execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, performance of its obligations hereunder and thereunder and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite action on the part of Buyer and its stockholders. Buyer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The Ancillary Agreements to which Buyer is a party, when executed and delivered by Buyer (assuming due authorization, execution and delivery by Sellers), will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

SECTION 4.02.    NO CONFLICT. Assuming that the notifications contemplated in Section 4.03 have been made, Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities) do not, will not and could not reasonably be expected to (with or without notice or lapse of time or both):
(a)    violate, conflict with or result in the Breach of any provision of Buyer's Certificate of Incorporation or By-Laws (or similar organizational documents) or any resolution adopted by the board of directors or the stockholders of Buyer;
(b)    violate or conflict with (or cause an event that could have a Material Adverse Effect as a result of) any Applicable Law applicable to Buyer; or
(c)    conflict with, result in any Breach of, constitute a default under or require any Consent under any Contract to which Buyer is a party that would adversely affect the ability of Buyer to carry out its obligations under and to consummate the transactions contemplated by this Agreement or give to any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to terminate, amend, modify, suspend, revoke or cancel, any Contract to which Buyer is a party that would adversely affect the ability of Buyer to carry out its obligations under and to consummate the transactions contemplated by this Agreement.
SECTION 4.03.    GOVERNMENTAL CONSENTS. Except as disclosed in Schedule 4.03, Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities) do not, will not and could not reasonably be expected to require the Consent of any Authority or action by, filing with or notification to any Authority.
SECTION 4.04.    NO CLAIMS. No Claim by or against Buyer is pending or, to Buyer's Knowledge, Threatened that affects, will affect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.
SECTION 4.05.    BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE 5
PRE-CLOSING COVENANTS
SECTION 5.01.    CONDUCT OF BUSINESS UNTIL CLOSING.
(a)    Generally. From the date hereof until the Closing, Sellers shall conduct the Business in the Ordinary Course of Business of Sellers. Without limiting the generality of the foregoing, Sellers shall (i) continue Sellers’ pricing and purchasing policies with respect to the Business, in accordance with the Ordinary Course of Business of Sellers; (ii) not shorten or lengthen the customary payment cycles for any payables or receivables; (iii) use commercially reasonable efforts to (A) preserve intact Dunellen’s and CTC’s business organization and the Business, (B) use commercially reasonable efforts to keep available to Sellers and Buyer the services of the employees of Dunellen and CTC (and, in connection therewith, comply in all material respects with all Applicable Law relating to the employment of labor), (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of each Dunellen and CTC and the Business and (D) preserve Sellers’ current goodwill and relationships with Sellers’ customers, suppliers and other Persons; (iv) continue with any planned maintenance, repairs and improvements on the currently contemplated schedule for the same; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction that could cause any representation or warranty of each Seller to be untrue or result in a Breach of any covenant made by each Seller in this Agreement.
(b)    Matters Addressed in Section 3.06. From the date hereof until the Closing, Sellers shall not take any action (or fail to take any action within its control) as a result of which any of the things enumerated in the second sentence of Section 3.06 (including clauses (a) through (x) thereof) would occur or could reasonably be expected to occur.
(c)    Periodic Consultation and Reporting. From the date hereof until the Closing, Sellers shall (i) confer with Buyer concerning operational matters of a material nature and (ii) otherwise report periodically to Buyer concerning the status of the Business and the operations of Sellers.
(d)    Real Property Matters.
(i)    During the period from the date hereof until the Closing Date, Sellers shall (i) not be permitted to enter into, amend or modify any agreements with respect to all or any portion of the Owned Real Property except for agreements which (A) expire by their terms on or prior to the Closing Date, (B) in accordance with their terms, would not be effective following the Closing Date, or (C) in the case of Assigned Contracts, may be terminated by Buyer without penalty upon not more than thirty (30) days’ (or less) prior notice if such action is deemed in good faith to be necessary by Sellers to respond to an emergency at any of the Owned Real Property; (ii) maintain in full force and effect the insurance policies currently in effect with respect to the Owned Real Property (or replacements continuing similar coverage); and (iii) maintain the Owned Real Property in a manner consistent in all material respects with current practice.

(ii)    During the period from the date hereof until the Closing Date, Sellers shall not, to the extent the same would be binding on or affect the Owned Real Property or any owner thereof after the Closing, without Buyer’s prior approval, which approval may be granted or withheld in Buyer’s sole discretion, enter in to any new lease, license or other occupancy agreement demising space at the Owned Real Property, whether written or oral (together with all amendments and modifications thereof and supplements relating thereto).
SECTION 5.02.    ACCESS TO INFORMATION AND INVESTIGATION. From the date hereof until the Closing Date (the “Inspection Period”), upon reasonable notice by Buyer to Sellers, Sellers shall cause their Representatives to: (a) afford Buyer's Representatives and financing sources reasonable access, during normal business hours, (i) to the offices, properties, plants, other facilities and Books and Records of Sellers relating to the Business, including access to enter upon such properties, plants and other facilities to conduct surveys, investigate, collect and test air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment provided that Buyer shall not be entitled to perform any sub-surface inspection on any real property other than the Owned Real Property, and (ii) to the Representatives of Sellers that have any Knowledge relating to Sellers, the Business, Owned Real Property, Wilkesbarre Pier or the Terminal Easements and (b) furnish to Buyer's Representatives and financing sources such additional financial and operating data and other information regarding the assets, properties, Liabilities and goodwill of each Seller and the Business (or true, legible and complete copies thereof) as Buyer might from time to time request, acting reasonably. The following shall apply to all investigations or other activities, including, without limitation, physical inspections and environmental assessments, conducted by Buyer on or with respect to the Owned Real Property, Wilkesbarre Pier or the Terminal Easements in accordance with the provisions of this Agreement: Buyer shall provide Sellers with not less than twenty four (24) hours advanced written notice prior to entering the Owned Real Property, Wilkesbarre Pier or Terminal Easements to conduct its investigations. Buyer shall indemnify, defend and hold the Sellers, their directors, consultants, employees, representatives and agents harmless from and against any and all liabilities, losses, damages, penalties, judgments, awards, claims, demands, costs, expenses (including without limitation reasonable attorney’s fees), actions, lawsuits or other proceedings of any nature whatsoever, arising, directly or indirectly, in whole or in part, out of the actions or inactions of the Buyer or its consultants, employees, representatives, agents and contractors in connection with its due diligence investigations conducted on the Owned Real Property, Wilkesbarre Pier or Terminal Easements, or arising directly or indirectly from any conduct of the Buyer or its consultants, employees, representatives, agents and contractors on or about the Owned Real Property (except with respect to, and subject to the penultimate sentence of this Section 5.02(a), the discovery of any conditions and any reporting of said conditions required by Applicable Law). This indemnity shall survive the Closing or earlier termination of this Agreement for six (6) years. Prior to entering the Owned Real Property, Wilkesbarre Pier or Terminal Easements, the firm or contractor performing any tests or inspections shall provide the Sellers with certificates of general comprehensive liability insurance policies providing coverage for the Sellers and naming Sellers as an additional insured thereunder, in an amount not less than $1,000,000. Buyer will repair any physical damage to the Owned Real Property caused by any such tests or investigations. All such investigations and tests shall be performed by duly licensed (as required by Applicable Law) contractors and such work shall not be performed without the Seller’s prior written approval of the firm performing such investigations and the nature and scope of such investigations, which approvals shall not be unreasonably withheld, conditioned or delayed. In addition, all such investigations shall be performed in such a way as to not interfere with the Seller’s or any other occupant’s use and enjoyment of the Owned Real Property, Wilkesbarre Pier or Terminal Easements. Buyer shall, and shall cause its agents and independent contractors to treat as confidential and not disclose to any person or entity, including the Sellers, Sellers’ Representatives and any governmental agency, the results of any environmental investigations performed by or on behalf of Buyer unless it is required to do so by Applicable Law.

SECTION 5.03.    GOVERNMENTAL AND THIRD-PARTY CONSENTS.
(a)    Governmental Consents. From the date hereof until the Closing, each Party shall (i) use commercially reasonable efforts to obtain all Consents and Orders of, and to make all filings with and give all notices to, all Authorities that might be or become necessary for the performance of such Party's obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities) and (ii) cooperate fully with the other Party in promptly seeking to obtain all such Consents and Orders, making such filings and giving such notices. Notwithstanding anything in this Agreement to the contrary (including this Section 5.03 and Section 5.13), neither Sellers, Buyer nor any of their Affiliates is required to dispose of or make any change in any portion of its business or to incur any other burden (other than exercising commercially reasonable efforts) to obtain any such Consent or Order, nor are Sellers required to make any change in its Business or to incur any burden with respect to its Business.
(b)    Permits. Buyer agrees to use commercially reasonable efforts to obtain all Permits required to consummate the transactions contemplated by this Agreement (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities). Sellers agree to cooperate fully with the Buyer in promptly seeking to obtain all such Permits.
(c)    Third-Party Consents. Sellers shall promptly notify Third Parties described in Schedule 5.03(c) and use commercially reasonable efforts to obtain any and all necessary Third-Party Consents (not constituting Permits) in connection with the transactions contemplated by this Agreement. Buyer shall cooperate with Sellers and use commercially reasonable efforts to assist Sellers in giving such notices and obtaining such Consents. Notwithstanding anything to the contrary in this Agreement (including this Section 5.03 and Section 5.13), neither Buyer nor Sellers nor any of their Affiliates has any obligation to give any guarantee or other consideration of any nature in connection with any such notice, Consent or estoppel certificate or to consent to any change in the terms of any Contract or arrangement that either Sellers or Buyer deem adverse to the interests of Sellers or Buyer, as the case may be, or any of their respective Affiliates or the Business.

SECTION 5.04.    NOTICE OF DEVELOPMENTS.
(a)    From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of (i) all events, circumstances, facts and occurrences of which Sellers have Knowledge arising on or after the date hereof that have resulted, will result or could reasonably be expected to result in a Breach of a representation or warranty or covenant of Sellers in this Agreement or that have made or will or could reasonably be expected to make any representation or warranty of Sellers in this Agreement untrue or incorrect in any respect, (ii) the occurrence of any event that might make the satisfaction of the conditions set forth in Section 8.02 impossible or unlikely to be satisfied and (iii) all other material developments affecting the assets, properties, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of Dunellen or CTC or the Business (any such development, event, or circumstance applicable to any Seller being referred to herein as a “New Development”). If any such event, circumstance, fact or occurrence should have been (or should be) included on any Schedule attached hereto, Sellers shall promptly deliver to Buyer a supplement to such Schedule specifying such change.
(b)    Upon Buyer’s receipt of notice of a New Development (a “New Development Notice”), Buyer may elect to:
(i)    terminate this Agreement without liability to any party hereto;
(ii)    proceed to consummate the Closing in accordance with the terms and conditions of this Agreement, and if the Closing occurs, Buyer shall be deemed to have waived any and all indemnification claims with respect to the New Development(s), notwithstanding anything herein to the contrary; or
(iii)    notify the Sellers that Buyer wishes to seek to negotiate in good faith an adjustment to the Purchase Price and/or other terms and conditions hereof, in which case the parties hereto shall negotiate in good faith for a period of seven (7) days with respect to an adjustment to the Purchase Price and/or other terms and conditions hereof. If the parties hereto are unable to agree upon an adjustment to the Purchase Price and/or other terms and conditions hereof, the Buyer can elect to proceed in accordance with clause (i) or (ii) of this Section 5.04(b).

(c)    Any election by the Buyer under Section 5.04(b) shall be made pursuant to written notice furnished by the Buyer to the Sellers within ten (10) days of the Buyer’s receipt of notice of the New Development, or in the case of an election under the last sentence of clause (iii) of Section 5.04(b), within ten (10) days following the expiration of the seven (7) day period referenced in clause (iii) of Section 5.04(b).
SECTION 5.05.    NO SOLICITATION OR NEGOTIATION. From the date hereof until the first to occur of (a) the Closing or (b) the termination of this Agreement, none of Sellers or any of their respective Representatives may (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (w) relating to any acquisition or purchase of all or any portion of the capital stock or limited liability company interests of Dunellen or CTC or all or substantially all of Dunellen’s or CTC’s assets or properties, (x) enter into any merger, consolidation or other business combination (y) enter into any recapitalization, reorganization or any other extraordinary business transaction with respect to Dunellen or CTC, or (z) enter into any other transaction that would interfere with the ability of the Sellers to consummate the transactions contemplated by this Agreement; or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Sellers shall, and shall cause their Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons with respect to any of the foregoing. Sellers shall notify Buyer promptly if any such proposal or offer, or any inquiry by or other contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Sellers shall not, and shall cause their Affiliates not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Sellers or any such Affiliate is a party.
SECTION 5.06.    EMPLOYMENT AND EMPLOYEE PLANS.
(a)    Provision of Information. Subject to Applicable Law, from the date hereof until the Closing Date, Sellers shall cause their Representatives to afford Buyer's Representatives reasonable access, during normal business hours, to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of all persons that are employees of Dunellen or CTC on the date hereof or that become employees of Dunellen or CTC after the date hereof (collectively, the “Sellers Employees”) for the purpose of preparing for and conducting employment interviews with all Sellers Employees.
(b)    Employment of Sellers Employees by Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer may, but is not obligated to, hire none, all or any of Sellers Employees. Buyer may condition each such offer of employment to a Sellers Employee on (i) such Sellers Employee continuing to be a Sellers Employee on the Closing Date and (ii) Sellers not having notified (orally or in writing) such Sellers Employee on or before the Closing Date that such Sellers Employee's employment will be terminated. On or before the Closing Date, Buyer shall provide Sellers with a list of those Sellers Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (any Sellers Employee who accepts such offer of employment, a “Transferred Employee”). Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) no Seller’s Employee who is on layoff or leave of absence (including disability) on the Closing Date will become a Transferred Employee unless and until such Sellers Employee returns to active employment with the Business or Buyer and (y) nothing contained herein restricts Buyer in the future exercise of its independent business judgment as to the terms and conditions under which such employment will continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to Transferred Employees.

(c)    Other Seller Obligations.
(i)    Termination of Transferred Employees. Effective immediately before the Closing, Sellers shall terminate the employment of all of the Transferred Employees.
(ii)    Wages and Other Remuneration. Sellers (other than Dunellen after the Closing) are responsible for the payment of (x) all wages and other remuneration due to Sellers Employees before the Closing and shall provide for pro-rata bonus payments and vacation or sick pay, or other paid time off, earned or accrued before the Closing, and (y) any termination or severance payments due to Sellers Employees in connection with the Closing.
(iii)    Welfare Benefit Plans. Sellers (other than Dunellen after the Closing) and the Benefit Plans are responsible and liable for all welfare benefit claims that are incurred by Sellers Employees on or before the Closing. For purposes of this Section 5.06(c)(iii), (x) a claim for health benefits will be deemed to have been incurred on the date on which the related medical service or material was rendered to, prescribed or received by Sellers Employee claiming such benefit, (y) a claim for sickness or disability benefits or workers compensation will be deemed to have been incurred on the date on which such injury or illness giving rise to such claim occurred and (z) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.
(iv)    COBRA. Sellers (other than Dunellen after the Closing) are responsible for complying with all obligations under Part 6, Subtitle B of Title I of ERISA or any similar state or local Applicable Law (“COBRA”), with respect to Sellers Employees and other “qualified beneficiaries” who incur a “qualifying event” under the Benefit Plans on or before the Closing. Buyer is responsible for complying with all COBRA obligations with respect to any Transferred Employee and other qualified beneficiaries as a result of any qualifying events affecting any Transferred Employee under COBRA occurring after the Closing.
(d)    No Assumption by Buyer. Buyer does not and will not assume, and Sellers (other than Dunellen after the Closing) shall retain and discharge, all Losses arising out of or relating to Claims that might be asserted (1) by current or former Sellers Employees (or their respective dependents and beneficiaries) in connection with their employment or termination of employment in the Business on or before the Closing, (2) with respect to the Benefit Plans, including any Liability for payment of any claim thereunder or that otherwise arose as a result of events or conditions occurring on or before the Closing, or (3) by current or former independent contractors of the Business or Dunellen or CTC (or their respective dependents and beneficiaries) in connection with (A) their compensation, (B) any challenge to their classification as an independent contractor or (C) the Benefit Plans, in each case for any period prior to the Closing.

SECTION 5.07.    REMOVAL OF EXCLUDED ASSETS. On or before the expiration of the lease of the CPI Premises, as hereinafter defined, Sellers shall remove all of the Excluded Assets from all the Owned Real Property. Sellers shall conduct such removal in such a manner so as to avoid any damage to the Purchased Assets (including such Owned Real Property) and any disruption of the Business. If Sellers do not so remove the Excluded Assets, Buyer may, but is not obligated to, in good faith (a) remove some or all of the Excluded Assets at Sellers’ sole cost and expense, (b) store some or all of the Excluded Assets and charge Sellers all storage costs incurred in connection therewith, (c) after giving Sellers’ five (5) Business Days’ notice, treat some or all of the Excluded Assets as unclaimed and abandoned and proceed to dispose of the same under Applicable Law governing unclaimed and abandoned property or (d) exercise any other right or remedy conferred under this Agreement or by Applicable Law. Sellers shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not so removed by Sellers on or before the Closing Date.
SECTION 5.08.    CPI LICENSE. On or before the Closing Date, CPI, in the capacity of tenant, and Buyer, in the capacity of landlord, shall have entered into a license (the “CPI License”) having a term of one (1) year (but terminable at any time by CPI on thirty (30) days’ notice) for space currently occupied by CPI on a portion of the Owned Real Property (the “CPI Premises”) at a rent of $1,500 per month, including heat, water and electricity. CPI shall be responsible for all interior maintenance and repairs to the CPI Premises. Buyer shall be responsible for all other repairs and maintenance. The CPI License shall contain such further terms and conditions customary for such agreements in Providence, Rhode Island.
SECTION 5.09.    RESOLUTION OF VESSEL BERTHING RESTRICTIONS. On or before the Closing Date, Sellers will provide a letter from the Northeast Marine Pilots, Inc. that upon the installation of a breasting dolphin at western end of the Wilkesbarre Pier, any vessel berthing restrictions currently imposed by the Northeast Marine Pilots, Inc. that limits vessels mooring at the Wilkesbarre Pier to a beam of less than 105 feet and a length overall of less than 825 feet will be removed.
SECTION 5.10.    ACCESS AND REMEDIATION AGREEMENT. On or before the Closing Date, Buyer and CPI shall have entered into an Access and Remediation Agreement, substantially in the form attached hereto as Exhibit 5.10 (the “Access and Remediation Agreement”).
SECTION 5.11.    CONSTRUCTION SIDE LETTER. On or before the Closing Date, Buyer and CPI shall have entered into a Construction Side Letter, substantially in the form attached hereto as Exhibit 5.11 (the “Construction Side Letter”), relating to the construction of the Dolphin and the painting of the Hose Tower Structure.
SECTION 5.12.    SIDE AGREEMENT. Concurrent with the execution of this Agreement, the Parties have entered into that certain side letter (the “Side Agreement”), substantially in the form attached hereto as Exhibit 5.12, providing for, inter alia, the respective rights and obligations of the Parties in connection with the smart pig inspection of the 10” Lines and the 12” Lines.

oviding for, inter alia, the respective rights and obligations of the Parties in connection with the smart pig inspection of the 10” Lines and the 12” Lines.
SECTION 5.13.    FURTHER ACTION. Subject to the last sentence of each of Section 5.03(a) and Section 5.03(c), each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as might be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement (including causing the conditions set forth in Section 8.01 and Section 8.02 to be satisfied).
ARTICLE 6
POST-CLOSING COVENANTS
SECTION 6.01.    RETENTION OF RECORDS.
(a)    Buyer's Obligation. In order to facilitate the resolution of any Claims made against or Losses incurred by Sellers prior to the Closing, for a period of seven (7) years after the Closing, Buyer shall (i) retain the Books and Records relating to Sellers and the Business relating to periods prior to the Closing in accordance with customary records retention practices and Applicable Law and (ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make photocopies, at Sellers’ expense), during normal business hours, to such Books and Records. Notwithstanding the foregoing, Buyer shall not be required to retain electronic copies of any Books and Records that would require a subscription to specialized software in order to access such Books and Records.
(b)    Sellers’ Obligation. In order to facilitate the resolution of any Claims made by or against or Losses incurred by Buyer after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers shall (i) retain the Books and Records of Sellers relating to the Business for periods prior to the Closing that have not been delivered to Buyer and (ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make photocopies, at Buyer's expense), during normal business hours, to such Books and Records.
SECTION 6.02.    INTELLECTUAL PROPERTY. Except as set forth on Schedule 6.02, from and after the Closing, neither Sellers nor any of their Affiliates may use any of the Owned Intellectual Property or any of the Licensed Intellectual Property constituting Purchased Assets. Neither Sellers nor any of their Affiliates may contest the ownership or validity of any rights of Buyer in or to any of the Owned Intellectual Property or any of the Licensed Intellectual Property.
SECTION 6.03.    FAILURE TO OBTAIN CONSENTS OR PERMITS. If any Consent necessary or desirable to preserve for Buyer and/or the Business any right or benefit under any Contract or Permit is not obtained prior to the Closing, Sellers shall, from and after the Closing, cooperate with Buyer in attempting to obtain such Consent as promptly thereafter as is practicable but nothing herein shall obligate Sellers to pay any persons from whom a consent is sought, except for such fees imposed in connection with the transfer of any Permit. If any such Consent cannot be obtained, Sellers shall use commercially reasonable efforts to provide Buyer with the rights and benefits of the affected Contract or Permit for the term of such Contract or Permit, to the extent permitted by Applicable Law. If Sellers provide such rights and benefits, Buyer shall assume the obligations and burdens thereunder and indemnify Sellers for any and all Losses associated with the provision of such rights and benefits to Buyer (without giving effect to the limitations set forth in Section 9.04), in each case to the extent such obligations, burdens and Losses would have been Assumed Liabilities had such affected Contract been assigned to Buyer.

SECTION 6.04.    TRANSFERRED EMPLOYEES. If any Transferred Employees are included in any benefit plan (including provision for vacation, sick time or other paid time off) of Buyer or its subsidiaries, Buyer shall cause such Transferred Employees to receive credit as employees of Sellers and its subsidiaries for service with Sellers prior to the Closing Date to the same extent such service was credited under similar Benefit Plans for purposes of eligibility and vesting (and benefit accrual with respect to vacation). Buyer shall offer group medical plan coverage to Transferred Employees (and their eligible dependents) that provides immediate eligibility and covers claims incurred after the Closing Date.
SECTION 6.05.    RETAINED LIABILITIES. Sellers shall pay and discharge the Retained Liabilities as and when the same become due and payable. Seller shall pay in a timely fashion all persons who have performed of a type that would permit them to file a mechanic’s or materialmen’s lien against any of the Owned Real Property, the Wilkesbarre Pier or the Terminal Easements. In the event any such lien shall be asserted as the result of any materials supplied or labor furnished by or on behalf of the Sellers, the Sellers shall at their sole cost and expense, cause the same to be discharged of record or otherwise bonded over within thirty (30) after written notice by Buyer to Sellers.
SECTION 6.06.    NON-COMPETITION; NON-SOLICITATION AND NON-DISPARAGEMENT.
(a)    From and after the Closing Date, each Seller shall not, and shall not permit or cause any of their Affiliates to, directly or indirectly, as an employee, agent, consultant, director, equity holder, manager, co-partner, or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person (other than the Buyer and its Affiliates) that engages in or owns, invests in, operates, manages, or controls, any venture or enterprise that directly or indirectly engages or proposes to engage in the business of storing petroleum products (the “Restricted Business”) anywhere in the states of Connecticut, Rhode Island, Massachusetts and New York (the “Territory”). The Parties agree that the provisions of this Section 6.07 shall continue in  effect until the fifth (5th) anniversary of the Closing Date; provided that if such duration is deemed to be unreasonable by a court of competent jurisdiction, then until the third (3rd) anniversary of the Closing Date; provided that if such duration is deemed to be unreasonable by a court of competent jurisdiction, then until the second (2nd) anniversary of the Closing Date, in each case unless the duration of the covenants hereunder is otherwise determined by a court of competent jurisdiction (the “Restricted Period”).

(b)    Without limiting the generality of the provisions of Section 6.06(a) during the Restricted Period, each Seller shall not, and shall not permit or cause any of their Affiliates to, directly or indirectly, as employee, agent, consultant, director, manager, co-partner, or in any other capacity without Buyer’s prior written consent, (i) solicit business from any Person that is or was a client or customer of Sellers during the one (1) year period preceding the Closing Date or from any successor in interest to any such Person for the purpose of securing business or contracts related to the Restricted Business in the Territory for entities other than Buyer, (ii) persuade or attempt to persuade any Person not to hire Buyer or to reduce the amount of business it conducts with the Buyer or any of its Affiliates (whether now existing or hereafter created) or (iii) in any way seek to interfere with the relationship between Buyer and any Person or business relationship including making any negative or disparaging statements or communications about Buyer or any of its Affiliates (including, in each case, any employee, officer, consultant, director, manager or member thereof).

(c)    During the Restricted Period, each Seller shall not, either directly or indirectly (including through an Affiliate), (i) solicit or attempt to induce any Transferred Employee to terminate his or her employment with the Buyer or any subsidiary of the Buyer or (ii) hire or attempt to hire any Transferred Employee; provided, that this clause (ii) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer. Each Seller shall enforce, for the benefit of the Buyer, all confidentiality, non-solicitation and non-hiring assignments and similar agreements between such Seller and any other party which are not Assigned Contracts.
(d)    Each Seller acknowledges that the territorial, time, and scope limitations set forth in Sections 6.06(a), 6.06(b) and Section 6.06(c) are reasonable and are properly required for the protection of Buyer’s legitimate interest in client relationships, goodwill, and trade secrets of Sellers. In the event that any such territorial, time, or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Sellers submit to the reduction of any or all of said territorial, time, or scope limitations to such an area, period, or scope as such court will deem reasonable under the circumstances. If such partial enforcement is not possible, the provision will be deemed severed and the remaining provisions of this Agreement will remain in full force and effect.
(e)    Each Seller acknowledges that the covenants set forth in this Section 6.06 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if they Breach any of the terms of this Section 6.06, and that in the event of an actual or threatened Breach of any of the provisions contained in this Section 6.06, Buyer will have no adequate remedy at Applicable Law. In the event of any actual or threatened
Breach by Sellers of any of the provisions contained in this Section 6.06, Buyer will be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained in this Section 6.06 will be construed as prohibiting Buyer from pursuing any other remedies available to it for such Breach or threatened Breach, including the recovery of any damages that it is able to prove.
(f)    The Restricted Period shall be extended by the length of any period during which any Seller is in Breach of the terms of this Section 6.06.

(g)    Notwithstanding the foregoing, nothing in this Section 6.06 shall prohibit any Seller or any Affiliate of Seller or any Related Person from (i) Leasing any real estate to any Person which engages in the Restricted Business, (ii) selling or disposing of assets (including Retained Assets) to any Person, or attempting to do so, or (iii) having a direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) (w) in any Seller or any Affiliate of any Seller, (x) in any Person in which such Seller or Affiliate holds an equity interest as of the date of this Agreement, (y) of less than five percent (5%) of the outstanding voting power of any Person listed on any national securities exchange, or (z) owning any interest in the Providence and Worcester Railroad Company, a Rhode Island corporation, or any successor thereto or restrict in any way the business of the Providence and Worcester Railroad Company.
(h)     Each Seller acknowledges and agrees that any Breach of this Section 6.06 may cause irreparable harm and result in significant commercial damages to Buyer, and such harm and damages may be difficult to ascertain. Therefore, in the event of any breach or threatened breach of Section 6.06 by any Seller, the Buyer has the right, without the posting of a bond or other security, to equitable relief, including specific performance and temporary, preliminary and permanent injunctive relief, in addition to any other remedies that might be available to the Buyer at law or in equity.
SECTION 6.07.    REAL PROPERTY “AS IS”. BUYER, BY EXECUTING THIS AGREEMENT, ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE OWNED REAL PROPERTY, THE WILKESBARRE PIER AND THE TERMINAL EASEMENTS ARE BEING TRANSFERRED “AS IS” AND “WITH ALL FAULTS” AND THAT NO WARRANTIES OR REPRESENTATIONS OR COVENANTS OF ANY KIND, EXPRESS OR IMPLIED, HAVE BEEN MADE BY SELLERS OR ANY OTHER PARTY IN RESPECT TO THE PHYSICAL OR OPERATING OR ENVIRONMENTAL CONDITION OR REPAIR OF THE OWNED REAL PROPERTY, WIKLESBARRE PIER OR THE TERMINAL EASEMENTS.
ARTICLE 7
TAX MATTERS
SECTION 7.01.    INDEMNITY.
(a)    Indemnity. Sellers shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees and agents (each, a “Buyer Indemnified
Person”) from and against any and all Losses suffered or incurred by any or all of them arising out of, relating to or resulting directly or indirectly from any one or more of the following:
(i)    Retained Liabilities for or in respect of Taxes, other than liability for real estate taxes that are the responsibility of Buyer under the Sprague Agreement;

(ii)    Liabilities arising from or related to any failure to comply with any Bulk Transfer Law with respect to the transactions contemplated by this Agreement (as required by Section 13.17);
(iii)    any Taxes with respect to the Business or the Purchased Assets for or pertaining to all periods up to and including the Closing Date;
(iv)    any Taxes (including Conveyance Taxes) for which any Seller is liable that arise as a result of the transactions contemplated by this Agreement, including the sale of the Purchased Assets pursuant hereto;
(v)    any inaccuracy in or Breach of any representation or warranty made by Sellers relating to Taxes, including as set forth in Section 3.19, or any conditions, circumstances or occurrences that constitute or result in the breach of such a representation or warranty (it being understood that such representations and warranties will be interpreted without giving effect to the supplements, if any, to the Schedules delivered by Sellers to Buyer pursuant to Section 5.04);
(vi)    notwithstanding the introductory paragraph of Article 3, any inaccuracy in or breach of any representation or warranty made by Sellers relating to Taxes, including as set forth in Section 3.19, or any conditions, circumstances or occurrences that constitute or result in the breach of such a representation or warranty, as if such representation or warranty were made on and as of the Closing Date (it being understood that such representations and warranties will be interpreted without giving effect to the supplements, if any, to the Schedules delivered by Sellers to Buyer pursuant to Section 5.04); and
(vii)    the Breach by any Seller of any covenant, or default by Sellers in the performance of any obligation, to be performed or complied with by Sellers in this Agreement relating to Taxes.
(b)    Apportionment of Taxes. Responsibility for real property and similar Taxes shall be apportioned between Sellers and Buyer on a per diem basis based on the number of days in the period applicable for computation of the Tax ending on and following, respectively, the Closing Date, and reconciling payments shall be made between the Parties accordingly; provided that any portion of the Taxes for which Buyer is responsible under the Sprague Agreement shall solely be the responsibility of Buyer.
SECTION 7.02.    CONTESTS.
      (a)    Notice of Contests. After the Closing, Buyer shall promptly notify Sellers in writing of any written notice received by Buyer of a proposed assessment or claim relating to Taxes in an audit or administrative or judicial proceeding that, if determined adversely to the taxpayer, would be grounds for indemnification under this Article 7 (a “Covered Tax Contest”); provided, however, that the failure to give such notice shall not affect Buyer's right to indemnification under this Article 7 except to the extent Sellers are materially prejudiced thereby. If Sellers shall receive such a notice they shall promptly notify Buyer.

(b)    Conduct of Contests. In the case of a Covered Tax Contest that relates solely to periods ending on or before the Closing Date, if Sellers acknowledge in writing their liability under this Agreement to indemnify and hold harmless Buyer for and against the full amount of any adjustment that might be made as a result of such Covered Tax Contest, then Sellers shall have the right, at their expense, to conduct such Covered Tax Contest provided Buyer is afforded reasonable rights of participation. In the case of all other Covered Tax Contests, Buyer may elect to control such Tax Contest provided Sellers are afforded reasonable rights of participation. Sellers shall be responsible for all professional fees and other costs and expenses incurred in relation to Covered Tax Contests.
(c)    Settlement of Contests. Neither Party may enter into any compromise or agree to settle any claim pursuant to any Covered Tax Contest without the advanced written consent of the other Party, which consent may not be unreasonably withheld, delayed or conditioned. The Parties shall cooperate in the defense against (or compromise of) any claim in any audit or proceeding.
SECTION 7.03.    TIME OF PAYMENT. If any Buyer Indemnified Person wishes to make a claim for indemnification by Sellers under this Article 7, Buyer shall notify Sellers of the matter that such Buyer Indemnified Person has determined has given rise to a right of indemnification hereunder stating the amount of the Losses, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Sellers shall pay all amounts due under this Article 7 (including where applicable costs and expenses of any Covered Tax Contest submitted for reimbursement from time to time pending resolution of the Tax Contest and a complete rendering of the amounts owed by Sellers to such Buyer Indemnified Person hereunder) within five (5) Business Days following demand by the Buyer.
SECTION 7.04.    COOPERATION AND EXCHANGE OF INFORMATION. Upon the terms set forth in Section 6.01, each Party shall provide the other Party with such cooperation and information as either of them, acting reasonably, might request of the other in filing any Return, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to any Third Party that wishes to purchase any part of the Business from Buyer. Such cooperation and information includes providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Sellers shall make its employees available on a basis mutually convenient to both Parties to provide explanations of any documents or information provided  hereunder. Sellers shall retain all Returns, schedules and work papers, records and other documents in their possession relating to Tax matters until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate and (b) six (6) years following the due date for such Returns. Each Party shall keep confidential all information obtained by such Party under this Section 7.04 in accordance with Article 12, except as might be necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.05.    CONVEYANCE TAXES. Sellers shall be liable for all Conveyance Taxes in connection with the transactions contemplated by this Agreement. Sellers, after review and consent by Buyer, shall timely file all Conveyance Tax Returns and pay all required Conveyance Taxes.

SECTION 7.06.    TREATMENT OF INDEMNITY PAYMENTS. Sellers and Buyer agree to treat all payments made by Sellers to Buyer pursuant to Section 7.01(a) and Section 9.02(a) as adjustments to the Purchase Price for Tax purposes.
SECTION 7.07.    NO TAX ELECTIONS. From and after the date of this Agreement, Sellers shall not make, or cause or permit to be made, any Tax election that would affect the Business or the Purchased Assets.

ARTICLE 8
CONDITIONS TO CLOSING
SECTION 8.01.    CONDITIONS TO OBLIGATIONS OF SELLERS. The obligation of Sellers to sell, assign, transfer, convey and deliver the Purchased Assets, and to assign the Assumed Liabilities, to Buyer is subject to the fulfillment or written waiver by Sellers, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. Buyer's representations and warranties in this Agreement (i) that are not qualified by “materiality” (including the word “material”) or “material adverse effect” were true and correct in all material respects when made and (notwithstanding the introductory paragraph of Article 4) are true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” (including the word “material”) or “material adverse effect” were true and correct when made and (notwithstanding the introductory paragraph of Article 4) are true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date.
(b)    Covenants and Documents. The covenants and obligations that Buyer is required to perform or comply with pursuant to this Agreement on or before the Closing have been performed or complied with in all material respects and each document required to be delivered by Buyer to Sellers pursuant to Section 2.07 has been so delivered.
(c)    No Governmental Action. No Governmental Authority of competent jurisdiction, including, but not limited to, the Federal Trade Commission, will have (i) issued a written request of a Party that has not been resolved (1) to not close the transactions contemplated by this Agreement or (2) to delay closing the transactions contemplated by this Agreement, (ii) issued any order or injunction that (1) restrains or prohibits the purchase and sale of the Purchased Assets, (2) requires any amendment to the terms of this Agreement, (3) requires Buyer to dispose of or license any assets, (4) requires either Party to enter into a separate management agreement or (5) imposes any other restriction or limitation on any current or future business or activity of the Buyer, including the Business, or (iii) opened an investigation (with written notice to either or both Parties) with respect to the transaction contemplated by this Agreement that has not been closed.

(d)    No Injunction. No Applicable Law or Order that prohibits the transactions contemplated by this Agreement has been adopted or issued, or has otherwise become effective since the date hereof.
(e)    Consents and Approvals. Sellers have received, each in form and substance satisfactory to Sellers, (i) all Third-Party Consents under the Material Contracts that are necessary for the consummation of such transactions and (ii) all other Third-Party Consents, including without limitation all Consents required to assign all Leases and the agreements referenced on Schedule 3.10(a), that Sellers deem necessary for the consummation of such transactions, acting reasonably.
SECTION 8.02.    CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to purchase the Purchased Assets, and to assume the Assumed Liabilities, from Sellers is subject to the fulfillment or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. Subject to the provisions of Section 5.04(b) hereof, each Seller's representations and warranties in this Agreement (x) that are not qualified by “materiality” (including the word “material”) or “Material Adverse Effect” were true and correct in all material respects when made and (notwithstanding the introductory paragraph of Article 3) are true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (y) that are qualified by “materiality” (including the word “material”) or “Material Adverse Effect” were true and correct when made and (notwithstanding the introductory paragraph of Article 3) are true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date.
(b)    Covenants and Documents. The covenants and obligations that Sellers are required to perform or comply with pursuant to this Agreement have been performed or complied with in all material respects and each document required to be delivered by Sellers to Buyer pursuant to Section 2.06 has been so delivered.
(c)    No Governmental Action. No Governmental Authority of competent jurisdiction, including, but not limited to, the Federal Trade Commission, will have (i) issued a written request of a Party that has not been resolved (1) to not close the transactions  contemplated by this Agreement or (2) to delay closing the transactions contemplated by this Agreement, (ii) issued any order or injunction that (1) restrains or prohibits the purchase and sale of the Purchased Assets, (2) requires any amendment to the terms of this Agreement, (3) requires Buyer to dispose of or license any assets, (4) requires either Party to enter into a separate management agreement or (5) imposes any other restriction or limitation on any current or future business or activity of the Buyer, including the Business, or (iii) opened an investigation (with written notice to either or both Parties) with respect to the transaction contemplated by this Agreement that has not been closed.

(d)    No Claims. No Claim has been commenced or Threatened by or before any Authority against Buyer or any of its Affiliates seeking to restrain or materially adversely alter the transactions contemplated by this Agreement (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities) or that, in the reasonable, good faith determination of Buyer, is likely to render it impossible or unlawful to consummate such transactions or that could have a Material Adverse Effect or otherwise render inadvisable the consummation of such transactions.

(e)    Reserved.
(f)     Consents and Approvals. Buyer has received, each in form and substance satisfactory to Buyer, (i) all Permits necessary for the consummation of the transactions contemplated by this Agreement (including Buyer's ownership of and exercising control over the Purchased Assets, assumption and discharge of the Assumed Liabilities and conduct of the Business following the Closing), (ii) all Third-Party Consents under the Material Contracts that are required as a result of the consummation of such transactions and (iii) all other Third-Party Consents that Buyer deems necessary for the consummation of such transactions, acting reasonably.
(g)    No Material Adverse Effect. Subject to the provisions of Section 5.04(b), no event or events have occurred, will occur or are reasonably likely to occur, that, individually or in the aggregate, have, will have or could reasonably be expected to have a Material Adverse Effect.
(h)    No Claims Regarding Ownership of the Purchased Assets or Sales Proceeds. No Claim has been made, or Threatened, by any Person asserting that such Person (i) is a holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, (x) any capital stock of, or any other voting, equity or ownership interest in, Sellers or (y) any Purchased Assets or (ii) is entitled to all or any portion of the Purchase Price payable for the Purchased Assets.
(i)    Title Policy Commitment. Buyer has obtained a commitment for an ALTA Owner's Title Insurance Policy or other form of policy acceptable to Buyer for each Owned Real Property and identified by Buyer issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”).
(j)    Title Policies. Buyer has obtained pro forma title insurance policies from the Title Company in accordance with the Title Commitments insuring the applicable Seller’s fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), subject only to Permitted Encumbrances, in such amount as Buyer determines to be the value of the Owned Real Property insured thereunder (the “Title Policies”). The Title Policies have the creditor's rights exception deleted, and include the following endorsements (to the extent available in the applicable jurisdiction, but regardless of whether any additional amount is charged for such endorsement), in form and substance acceptable to Buyer, acting reasonably: (i) an extended coverage endorsement (insuring over the general or standard exceptions); (ii) an ALTA Form 3.1 zoning endorsement (with parking and loading docks), or if unavailable in the applicable jurisdiction, a satisfactory zoning letter from the local zoning authorities; (iii) a survey accuracy endorsement (insuring that the Owned Real Property described therein is the real property shown on the Survey delivered with respect thereto and that such Survey is an accurate survey thereof); (iv) an access endorsement (insuring that the Owned Real Property described therein is adjacent to a public street and has direct and unencumbered pedestrian and vehicular access to such public street); (v) an ALTA Form 9 owner's comprehensive endorsement; (vi) a tax parcel number endorsement (insuring that the tax parcel number in the endorsement includes all of the Owned Real Property insured thereunder and no other real property); (vii) if the Owned Real Property insured therein consists of one (1) or more adjacent parcels, a contiguity endorsement (insuring that all of such parcels are contiguous to one another without any gaps or gores); (viii) a utilities endorsement (insuring the availability of utilities to the Owned Real Property); (ix) a non-imputation endorsement (to the effect that title defects known to the employees, officers, directors and stockholders of each Seller before the Closing are not be deemed to be “facts known to the insured”); and (x) such other endorsements that are requested by Buyer, acting reasonably.

(k)    Surveys. Buyer has obtained surveys for the Owned Real Property (other than the Getty Pipeline Easement), dated not earlier than the date of this Agreement, prepared by a licensed surveyor in the jurisdiction where the real property is located, satisfactory to Buyer, and conforming to ALTA/ACSM Minimum Detail Requirements for Land Title Surveys.
(l)    Permits. Buyer has obtained all Permits for the conduct of the Business as presently conducted.
(m)    Getty Pipelines. Dunellen has obtained clear, record, marketable and insurable title to that certain pipeline easement recorded in the Land Evidence Records of the City of East Providence in Book 277 at Page 868, and confirmed at Book 293, Page 1008 (as more particularly described on Schedule 1.01, the “Getty Pipeline Easement”), certain other rights and interests retained by Getty and described on Schedule 1.01 (the “Getty Rights”) , and the two 16 inch pipelines running through such Getty Pipeline Easement. In addition, the work described in items 1-4, 6 and 7 of the letter from Dunellen to Getty Properties Corp., dated April 26, 2016, shall have been completed at CTC’s or CPI’s sole cost and expense.

ARTICLE 9
INDEMNIFICATION
SECTION 9.01.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
(a)    Sellers’ Representations and Warranties. The representations and warranties of Sellers in this Agreement or any of the Ancillary Agreements will survive the Closing until the second (2nd) anniversary of the Closing Date; provided, however, that:
(i)    the representations and warranties in Sections 3.01 (Organization), 3.02 (No Conflict), 3.03 (Governmental Consents), 3.12(a) (Title to Owned Real Property and the Wilkesbarre Pier), 3.14(a)(Title to Assets) and 3.22 (Brokers) (the “Sellers Fundamental Representations”) will survive the Closing indefinitely; and

(ii)    the representations and warranties in Sections 3.09 (Environmental Matters), 3.15 (Employee Benefits Matters), 3.16 (Labor Matters) and 3.19 (Taxes) (the “SOL Representations”) will survive the Closing until the close of business on the date that is one hundred twenty (120) days after the expiration of the applicable statute of limitations with respect to the Liabilities arising out of any breach thereof.
Notwithstanding the foregoing, if Buyer makes a Claim for the breach of any of a Seller's representations and warranties on or before the date on which the survival period for such representation and warranty has expired, then such representation and warranty shall survive the Closing as to such Claim until such claim has been finally resolved.
(b)    Buyer's Representations and Warranties. Buyer's representations and warranties in this Agreement or any Ancillary Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 4.01 (Organization), 4.02 (No Conflict) and 4.03 (Governmental Consents) (the “Buyer Fundamental Representations”) shall survive the Closing indefinitely. Notwithstanding the foregoing, if Sellers make a Claim for the breach of any of Buyer's representations and warranties on or before the date on which the survival period for such representation and warranty has expired, then such representation and warranty will survive the Closing as to such claim until such Claim has been finally resolved.
SECTION 9.02.    INDEMNIFICATION OF BUYER INDEMNIFIED PERSONS BY SELLERS.
(a)    Sellers’ Obligations. Subject to the limitations set forth in Sections 9.01(a) and 9.04, Sellers shall jointly and severally, indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Losses suffered or incurred by any or all of them arising out of, relating to or resulting directly or indirectly from any one or more of the following:
(i)    any inaccuracy in or Breach of any representation or warranty made by Sellers in this Agreement or the Ancillary Agreements, or any conditions, circumstances or occurrences that constitute or result in the Breach of such a representation or warranty (in each case, for purposes of determining the amount of any Losses but not as to whether an inaccuracy or Breach has occurred, as such representation or warranty would read if all qualifications as to “materiality” (including the word “material”), and all references to Material Adverse Effect, were deleted therefrom);

(ii)    notwithstanding the introductory paragraph of Article 3 and except with respect to a matter covered in a New Development notice pursuant to Section 5.04 if the Closing occurs, any inaccuracy in or Breach of any representation or warranty made by Sellers in this Agreement or the Ancillary Agreements, or any conditions, circumstances or occurrences that constitute or result in the breach of such a representation or warranty, as if such representation or warranty were made on and as of the Closing Date (in each case, for purposes of determining the amount of any Losses but not as to whether an inaccuracy or Breach has occurred, as such representation or warranty would read if all qualifications as to “materiality” (including the word “material”), and all references to Material Adverse Effect, were deleted therefrom);
(iii)    the Breach by Sellers of any covenant, or default by Sellers in the performance of any obligation, to be performed or complied with by Sellers in this Agreement;
(iv)    Liabilities under Title IV of ERISA with respect to any pension plan maintained or contributed to by Sellers;
(v)    Claims asserted (x) by current or former Sellers Employees (or their respective dependents and beneficiaries) in connection with their employment or termination of employment in the Business on or before the Closing, (y) with respect to the Benefit Plans, including any Liability for payment of any claim thereunder or that otherwise arose as a result of events or conditions occurring on or before the Closing, or (z) by current or former independent contractors of the Business or Sellers (or their respective dependents and beneficiaries) in connection with (A) any challenge to their classification as an independent contractor or (B) the Benefit Plans;
(vi)    Liabilities, whether arising before or after the Closing Date, that are not expressly assumed by Buyer pursuant to this Agreement, including:
(A)    Liabilities arising from or related to any failure to comply with Bulk Transfer Laws with respect to the transactions contemplated by this Agreement; or
(B)    any Retained Liabilities;
(vii)    Liabilities resulting from any Third-Party Claim to the extent arising out of, relating to or resulting from any action, inaction, event, condition, Liability or obligation of Sellers occurring or existing prior to the Closing that is not included in the Assumed Liabilities; or
(viii)    Liabilities under the WARN Act or any similar Applicable Law that might result from an “Employment Loss” (as defined by 29 U.S.C. § 2101(a)(6)) caused by any action of Sellers before the Closing or by Buyer's decision not to hire Sellers Employees.

(b)    Notice of Claims. If any Buyer Indemnified Person wishes to make a Claim for indemnification by Sellers under this Article 9, Buyer shall notify Sellers of the matter that such Buyer Indemnified Person has determined has given rise to a right of indemnification hereunder stating the amount of the Losses, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of Sellers under this Article 9 with respect to Losses arising from, relating to or arising out of Third-Party Claims are governed by and contingent upon the additional terms and conditions set forth in Section 9.05. Notices for Claims of indemnification in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.
SECTION 9.03.    INDEMNIFICATION OF SELLERS INDEMNIFIED PERSONS BY BUYER.
(a)    Buyer's Obligations. Subject to the limitations set forth in Sections 9.01(a), and 9.04, Buyer shall indemnify and hold harmless Sellers and each of its officers, directors, employees, stockholders and agents (each, a “Sellers Indemnified Person”) from and against any and all Losses arising out of, relating to or resulting directly or indirectly from any one or more of the following:
(i)    any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or the Ancillary Agreements, or any conditions, circumstances or occurrences that constitute or result in the breach of such a representation or warranty (in each case, for purposes of determining the amount of any Losses but not as to whether an inaccuracy or Breach has occurred, as such representation or warranty would read if all qualifications as to “materiality” (including the word “material”), and all references to material adverse effect, were deleted therefrom);
(ii)    notwithstanding the introductory paragraph of Article 4, any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or the Ancillary Agreements, or any conditions, circumstances or occurrences that constitute or result in the breach of such a representation or warranty, as if such representation or warranty were made on and as of the Closing Date (in each case, for purposes of determining the amount of any Losses but not as to whether an inaccuracy or Breach has occurred, as such representation or warranty would read if all qualifications as to “materiality” (including the word “material”), and all references to material adverse effect, were deleted therefrom);

(iii)    the breach by Buyer of any covenant, or default by Buyer in the performance of any obligation, to be performed or complied with by Buyer in this Agreement whether before or after the Closing;
(iv)    the operation of the Business from and after the Closing Date;
(v)    any claims under the last sentence of Section 6.03 hereof; and
(vi)    any Assumed Liabilities.
(b)    Notice of Claims. If any Sellers Indemnified Person wishes to make a Claim for indemnification by Buyer hereunder, Sellers shall notify Buyer of the matter that such Sellers Indemnified Person has determined has given rise to a right of indemnification under this Agreement stating the amount of Losses, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of Buyer under this Article 9 with respect to Losses arising from, relating to or arising out of Third-Party Claims are governed by and contingent upon the additional terms and conditions set forth in Section 9.05. Notices for Claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.

SECTION 9.04.    LIMITS ON INDEMNIFICATION.
(a)    Buyer Indemnified Persons shall not be entitled to any payments for indemnification pursuant to Sections 9.02(a)(i) or 9.02(a)(ii) unless and until such Buyer Indemnified Persons have collectively suffered Losses in excess of $172,500 in the aggregate (the “Basket”) and, thereafter, Buyer Indemnified Persons shall be entitled to indemnification payments for all Losses in excess of the Basket, subject to the Cap. Notwithstanding the foregoing, Buyer Indemnified Persons shall be entitled to payments for indemnification in respect of any Breach of or inaccuracy in Sellers Fundamental Representations or the SOL Representations from the first dollar of Losses.
(b)    The aggregate amount of all payments made to Buyer Indemnified Persons in satisfaction of claims for indemnification pursuant to Sections 9.02(a)(i) or 9.02(a)(ii) shall not exceed an amount equal to $1,725,000 (the “Cap”).
(c)    Sellers Indemnified Persons shall not be entitled to any payments for indemnification pursuant to Sections 9.03(a)(i) or 9.03(a)(ii) unless and until such Sellers Indemnified Persons have collectively suffered Losses in excess of the Basket and, thereafter, Sellers Indemnified Persons shall be entitled to indemnification payments for all Losses in excess of the Basket. Notwithstanding the foregoing, Sellers Indemnified Persons shall be entitled to payments for indemnification in respect of any Breach of or inaccuracy in Buyer Fundamental Representations from the first dollar of Losses.

(d)    The aggregate amount of all payments made to Seller Indemnified Persons in satisfaction of Claims for indemnification pursuant to Sections 9.03(a)(i) or 9.03(a)(ii) shall not exceed an amount equal to the Cap.
(e)    Any Losses arising out of or relating to (i) Section 6.03 or (ii) fraud or willful misconduct of such Indemnifying Party will not be subject to the limitations on indemnification set forth in this Section 9.04.
SECTION 9.05.    THIRD-PARTY CLAIMS.
(a)    Notice. If any Third Party asserts a Third-Party Claim against any Indemnified Person with respect to which an Indemnifying Party might have liability under this Article 9, then (i) if such Indemnified Person is a Buyer Indemnified Person, Buyer shall notify Sellers of such Third-Party Claim pursuant to and in accordance with Section 9.02(b), and (ii) if such Indemnified Person is a Sellers Indemnified Person, Sellers shall notify Buyer of such Third-Party Claim pursuant to and in accordance with Section 9.03(b); provided, however, that the failure to provide such notice within such thirty (30) day period (x) does not relieve the applicable Indemnifying Party from any of its obligations under this Article 9 except to the extent that such Indemnifying Party is materially prejudiced by such failure and (y) does not relieve such Indemnifying Party from any other obligation that such Indemnifying Party might have to any Indemnified Person other than pursuant to this Article 9.

(b)    Right to Participate. The Indemnifying Party has the right to participate in or, by giving notice to the Indemnified Person, to elect to assume the defense of a Third-Party Claim in the manner provided in this Section 9.05 at the Indemnifying Party's own cost and expense and by the Indemnifying Party's own counsel (satisfactory to the Indemnified Person, acting reasonably), and the Indemnified Person shall cooperate in such defense.
(c)    Notice of Assumption of Defense. If the Indemnifying Party desires to assume the defense of a Third-Party Claim, the Indemnifying Party shall deliver to the Indemnified Person notice of its election within thirty (30) days following the Indemnifying Party's receipt of the Indemnified Person's notice of such Third-Party Claim. The Indemnifying Party's assumption of the defense of such Third-Party Claim is an acknowledgement of its obligation to indemnify the Indemnified Person hereunder. Until such time as the Indemnified Person has received such notice of election, the Indemnified Person is free to defend such Third-Party Claim in any reasonable manner it sees fit and in any event, subject to the other provisions of this Section 9.05, shall take all actions necessary to preserve its rights to object to or defend against such Third-Party Claim and shall not make any admission of liability regarding or settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects to assume such defense, it shall promptly reimburse the Indemnified Person for all reasonable out-of-pocket costs and expenses theretofore incurred by the Indemnified Person in connection with such Third-Party Claim, but the Indemnifying Party is not liable for any legal expenses incurred by the Indemnified Person in connection with the defense thereof after the Indemnifying Party commences to defend such Third-Party Claim, subject to the right of the Indemnified Person to separate counsel at the cost and expense of the Indemnifying Party as provided in Section 9.05(g).
(d)    Admissions of Liability and Settlements. Without the prior written consent of the Indemnified Person (which consent may not be unreasonably withheld, delayed or conditioned) the Indemnifying Party may not make any admission of liability regarding or settle or compromise any Third-Party Claim that would lead to Liability or create any financial or other obligation on the part of the Indemnified Person for which the Indemnified Person is not entitled to full indemnification hereunder or for which the Indemnified Person has not been fully released and discharged from all Liability and obligations. Similarly, the Indemnified Person may not make any admission of liability regarding or settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, delayed or conditioned). If a firm offer is made to settle or compromise a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Person for which the Indemnified Person is not entitled to full indemnification hereunder or for which the Indemnified Person has not been fully released and discharged from all Liability and obligations, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall notify the Indemnified Person to that effect. If the Indemnified Person does not consent in writing to such firm offer within ten (10) Business Days after receipt of such notice or such shorter period as might be required by the offer to settle or compromise, the Indemnifying Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party in relation to such Third-Party Claim will be the amount of such settlement or compromise offer, plus reasonable out-of-pocket costs and expenses paid or incurred by the Indemnified Person up to the date of such notice.

(e)    Cooperation of Indemnified Person. Each Indemnified Person shall use commercially reasonable efforts to make available to the Indemnifying Party and its Representatives all books, records, documents and other materials and shall use commercially reasonable efforts to provide access to its employees and make such employees available as witnesses as might be required by the Indemnifying Party (acting reasonably) for the Indemnifying Party's use in defending any Third-Party Claim and shall otherwise cooperate to the fullest extent reasonable with the Indemnifying Party in the defense of such Third-Party Claim. The Indemnifying Party is responsible for all reasonable out-of-pocket costs and expenses associated with making such books, records, documents, materials, employees and witnesses available to the Indemnifying Party and its Representatives.
(f)    Rights Cumulative. Subject to the limitations contained herein, the right of any Indemnified Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Indemnified Person might otherwise be entitled by Contract or as a matter of law or equity and extends to the Indemnified Person's heirs, successors, assigns and legal representatives.
(g)    Indemnified Person's Right to Separate Counsel. If the Indemnifying Party has undertaken the defense of a Third-Party Claim and if (i) there is a reasonable expectation that such Third-Party Claim might materially and adversely affect the Indemnified Person other than as a result of money damages or other money payments, (ii) the Indemnified Person might have legal defenses available to it that are different from or in addition to the defenses available to the Indemnifying Party or (iii) the Indemnified Person has reasonably concluded that there might be a conflict of interest between the Indemnifying Party and the Indemnified Person in the conduct of the defense of such Third-Party Claim, then the Indemnified Person has the right, at the sole cost and expense of the Indemnifying Party, to engage separate counsel to defend such Third-Party Claim on behalf of the Indemnified Person and all other provisions of this Section 9.05 will apply to the defense of the Third-Party Claim, including the Indemnified Person's obligation not to make any admission of liability regarding, or to settle or compromise, such Third-Party Claim without the Indemnifying Party's prior written consent (which consent may not be unreasonably withheld, delayed or conditioned). In addition, the Indemnified Person has the right to employ separate counsel and to participate in the defense of Third-Party Claims at any time, with the fees and expenses of such counsel at the sole cost and expense of the Indemnified Person.
SECTION 9.06.    TAX MATTERS. Notwithstanding anything to the contrary in this Article 9 (except for the specific reference to Tax matters in Section 9.01), the rights and obligations of the Parties with respect to indemnification for any and all Tax matters is governed by Article 7 and not this Article 9.

SECTION 9.07.    EXCLUSIVE REMEDIES. Subject to Section 13.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than claims arising from fraud, intentional misrepresentation or criminal conduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, Claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article 9. Nothing in this Section 9.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 6.06 or Section 12.03 or to seek any remedy on account of any willful misrepresentation or fraud by any Party hereto.
SECTION 9.08.    KNOWLEDGE AND INVESTIGATION. The right of any Buyer Indemnified Person or any Seller Indemnified Person to indemnification pursuant to this Article 9 will not be affected by any investigation conducted by, for, or on behalf of any party, or any knowledge acquired (or capable of being acquired) at any time by any party or any party’s Representatives, whether before or after the execution and delivery of this Agreement or the Closing.
ARTICLE 10
DISTRIBUTIONS FROM ESCROW FUND
SECTION 10.01.    DISTRIBUTIONS TO BUYER FROM ESCROW FUND. If (a) Sellers have not objected to the amount claimed by any Buyer Indemnified Person for indemnification under Article 7 or Article 9 with respect to any Losses in accordance with the procedures set forth in the Escrow Agreement or (b) Sellers have delivered notice of its disagreement as to the amount of any indemnification requested by such Buyer Indemnified Person and either (i) the Parties have, after such notice has been given, mutually agreed that Sellers are obligated to indemnify such Buyer Indemnified Person for a specified amount and have jointly so notified the Escrow Agent or (ii) a final non-appealable judgment has been rendered by a court, or a final arbitration award has been made by an arbitration panel, having jurisdiction over the matters relating to such claim by such Buyer Indemnified Person for indemnification from Sellers and the Escrow Agent has received, in the case of clause (i), written instructions from the Parties or, in the case of clause (ii), a copy of the final non-appealable judgment of such court or the final arbitration award of such arbitration panel, Buyer, without Sellers, may direct the Escrow Agent to deliver to Buyer from the Escrow Fund any amount determined to be owed to such Buyer Indemnified Person under Article 7 or Article 9 in accordance with the Escrow Agreement.

SECTION 10.02.    DISTRIBUTIONS TO SELLERS FROM ESCROW FUND. If Buyer shall not have given notice of a Claim or Claims for Losses exceeding fifty percent (50%) of the Escrow Amount on or before the first business day following the first anniversary of the Closing, then Escrow Agent on request of Sellers with notice to Buyer shall pay over to Sellers fifty percent (50%) of the portion of the Escrow Amount that exceeds the amount of all Unresolved Claims (as defined in the Escrow Agreement). If Buyer shall not have given notice of a Claim or Claims for Losses for an amount equal to or exceeding the balance of the Escrow Fund on or before the first business day following the second anniversary of the Closing, then Escrow Agent on request of Sellers with notice to Buyer shall pay over to Sellers the balance then remaining in the Escrow Fund in excess of any Unresolved Claims.
ARTICLE 11
TERMINATION
SECTION 11.01.    TERMINATION. This Agreement may be terminated at any time before the Closing as follows:
(a)    by written agreement of the Parties;
(b)    by Buyer upon notice to Sellers if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect; (ii) any of Sellers’ representations and warranties in this Agreement (x) that is not qualified by “materiality” (including the word “material”) or “Material Adverse Effect” was not true and correct in all material respects when made or (y) that is qualified by “materiality” (including the word “material”) or “Material Adverse Effect” was not true and correct when made; (iii) Sellers have not performed or complied with in all material respects the covenants or agreements contained in this Agreement to be performed or complied with by Sellers; or (iv) a Seller makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against a Seller or any of its Affiliates seeking to adjudicate such Seller as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of a Seller's debts under any Applicable Law relating to bankruptcy, insolvency or reorganization;

(c)    by Sellers upon notice to Buyer if, between the date hereof and the Closing: (i) any of Buyer's representations and warranties in this Agreement that (x) is not qualified by “materiality” (including the word “material”) or “material adverse effect” was not true and correct in all material respects when made or (y) is qualified by “materiality” (including the word “material”) or “material adverse effect” was not true and correct when made; (ii) Buyer has not performed or complied with in all material respects the covenants or agreements contained in this Agreement to be performed or complied with by Buyer; or (iii) Buyer makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against Buyer or any of its Affiliates seeking to adjudicate Buyer a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of Buyer's debts under any Applicable Law relating to bankruptcy, insolvency or reorganization;
(d)    by either Party upon notice to the other Party if the Closing has not occurred on or before January 31, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(d) is not available to any Party whose failure to perform or comply with any covenant or obligation in this Agreement is the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(e)    by either Party upon notice to the other Party if any Authority has issued a final and non-appealable Order or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement (including Buyer's ownership of and exercising control over the Purchased Assets and assumption and discharge of the Assumed Liabilities);
(f)    by Buyer upon notice to Sellers, if, (i) all of the conditions set forth in Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Buyer has indicated to Sellers that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement (subject to the satisfaction or waiver of all of the conditions set forth in Article 8), and (iii) Sellers fail to consummate the transactions contemplated by this Agreement in accordance with Section 2.05;
(g)    by Sellers upon notice to Buyer, if, (i) all of the conditions set forth in Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Sellers have indicated to Buyer that Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement (subject to the satisfaction or waiver of all of the conditions set forth in Article 8), and (iii) Buyer fail to consummate the transactions contemplated by this Agreement in accordance with Section 2.05; or
(h)    by Buyer, upon notice to Sellers, pursuant to the terms of Section 5.04(b).
SECTION 11.02.    EFFECT OF TERMINATION. If this Agreement terminates pursuant to Section 11.01, this Agreement will forthwith be void and neither Party has any liability to the other Party hereunder except that nothing herein relieves either Party from liability for any Breach of this Agreement.

ARTICLE 12
CONFIDENTIALITY
SECTION 12.01.    GENERALLY. From and after the date hereof and for a period of five (5) years after the Closing, notwithstanding that the Confidential Information might have been returned or copies thereof destroyed prior to the expiration of such time period, Sellers shall:
(a)    keep the Confidential Information in the strictest confidence and ensure that it not be used for any purpose whatsoever, directly or indirectly, whether in competition with Buyer or otherwise, other than strictly in accordance with this Section 12.01 and for the purposes of conducting the activities contemplated by this Agreement;
(b)    not disclose, in any manner communicate or acquiesce in the disclosure or communication of Confidential Information to any Third Party (including Sellers’ Representatives), except to Sellers’ Representatives solely to the extent required for the purpose of conducting the activities contemplated by this Agreement, and only to those Representatives that have a need to know the same, where such Representative is bound by provisions of confidentiality substantially to the effect of this Section 12.01 or where such Representative agrees in writing for the benefit of Buyer to observe the terms and conditions of this Section 12.01;

(c)    not make, or enable, authorize, permit or acquiesce in any other Person making, any copy or abstract of any Confidential Information unless such copying or abstracting is done (i) strictly in accordance with this Section 12.01 and (ii) solely for the purpose of conducting the activities contemplated by this Agreement; and
(d)    not disclose, in any manner, communicate or permit or acquiesce in the disclosure or communication of any Confidential Information to any Person whatsoever other than in accordance with the terms of this Section 12.01, except if Sellers or their Representatives receive a subpoena or other validly issued judicial or administrative process requesting or purporting to compel the production of Confidential Information. Prior to any such disclosure, Sellers shall immediately notify Buyer thereof so that Buyer may seek a protective Order or other appropriate remedy or waive compliance by Sellers with this clause. Sellers shall cooperate with Buyer in obtaining any such protective Order. If any Authority requires disclosure of the Confidential Information, then Sellers or any of their Representatives required to provide such disclosure shall (i) furnish only that portion of the Confidential Information that in the written opinion of Sellers’ outside legal counsel is legally required and (ii) each exercise its best efforts to obtain reasonable assurances that confidential treatment is accorded such Confidential Information.
Sellers are liable for any breach of this Section 12.01 by any of their Representatives.
SECTION 12.02.    SEC COMPLIANCE. Notwithstanding the foregoing provisions of Section 12.01, each of CPI and the Buyer acknowledge that the other (or, in the case of the Buyer, the Buyer’s parent company, Sprague Resources LP (the “Parent”)) is a reporting company governed by the requirements of the Securities and Exchange Act of 1934 (the “1934 Act”) and that as such,
CPI and the Parent will be required to report the existence of this Agreement and the terms and conditions hereof on Form 8-K and will be required to file a copy of this Agreement with its Form 10-Q next filed after the date of this Agreement. Each of CPI and the Buyer agrees that all filings required by the 1934 Act and any other securities law applicable to CPI or the Parent are permitted under this Article 12 and do not require the prior approval of any of the other parties to this Agreement.
SECTION 12.03.    EQUITABLE RELIEF. Unauthorized use, disclosure or communication of Confidential Information by Sellers may cause irreparable harm and result in significant commercial damages to Buyer, and such harm and damages may be difficult to ascertain. Therefore, subject to Section 12.02 hereof, in the event of any breach or threatened breach of Section 12.01 by Sellers or any of their Representatives, Buyer has the right, without the posting of a bond or other security, to equitable relief, including specific performance and temporary, preliminary and permanent injunctive relief, in addition to any other remedies that might be available to Buyer at law or in equity.
SECTION 12.04.    SURVIVAL. This Article 12 will survive the Closing for a period of five (5) years thereafter.

ARTICLE 13
GENERAL PROVISIONS
SECTION 13.01.    AMENDMENTS. No amendment or modification of this Agreement is effective except by an instrument in writing that is executed and delivered by both Parties and is expressly identified as an amendment or modification to this Agreement.
SECTION 13.02.    WAIVER. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the covenants or performance of any of the obligations of the other Party or any of the conditions to performance of such Party's obligations contained herein. Any such extension or waiver is valid only if such extension or waiver is set forth in an instrument in writing that is executed and delivered by the Party to be bound thereby and is expressly identified as an extension or waiver hereunder. The failure or delay of any Party to assert any of its rights hereunder does not constitute a waiver of any of such rights. Any failure or delay of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms does not in any way affect the validity of this Agreement, or any part hereof, and is not to be deemed to be a waiver of the right of such Party thereafter to enforce any and each such provision. Any consent or approval given pursuant to this Agreement is limited to its express terms and does not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval. Each Party may give or withhold its consent in its sole discretion, unless this Agreement expressly provides for a different standard in a given instance.
SECTION 13.03.    TRANSACTION COSTS. Except as expressly provided in this Agreement, all fees and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement (including the negotiation, drafting, execution, delivery and performance hereof) and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing has occurred. For the avoidance of doubt, the fees and expenses of Evercore Partners shall be paid solely by Sellers.
SECTION 13.04.    NOTICES. All notices, requests, claims, demands and other communications hereunder must be in writing and are sufficiently given if delivered personally, by registered mail (postage pre-paid, return receipt requested), by a recognized international overnight delivery service or by facsimile directed as follows:
(a)    if to Sellers:
Capital Properties, Inc.
100 Dexter Road
East Providence, RI 02914
Attention: Barbara J. Dreyer
Facsimile: (401) 435-7179

with a copy to:
Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attention: Stephen J. Carlotti, Esq.
Facsimile: (401) 277-9600
(b)    if to Buyer:
Sprague Operating Resources LLC
185 International Drive
Portsmouth, NH 03801
Attention: Paul A. Scoff, Vice President, General Counsel and Chief Compliance Officer
Facsimile: (603) 430-5324

with a copy to:

Pierce Atwood LLP
One New Hampshire Avenue, Suite 350
Portsmouth, NH 03801
Attention: Scott E. Pueschel.
Facsimile: (603) 433-6372

Each such notice, request, claim, demand or other communication is deemed to have been received upon the earliest to occur of (i) actual delivery, (ii) in the case of registered mail, five (5) days after  being deposited in the mail addressed as aforesaid, (iii) in the case of facsimile, on the next Business Day following the date of transmission (provided that the original of such notice, request, claim, demand or other communication is promptly sent by registered mail or overnight delivery service as aforesaid) and (iv) in the case of overnight delivery service, one (1) Business Day after being sent addressed as aforesaid. The Parties may designate additional addresses or facsimile numbers for particular communications as required from time to time, and may change any address or facsimile number upon five (5) Business Days' prior notice thereof.

SECTION 13.05.    PUBLIC ANNOUNCEMENTS. Neither Party may issue any press release or make any public statement or announcement concerning the subject matter or nature of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. In the case of any such release or public statement, the Parties shall first consult and agree as to the specific contents and the manner or timing of presentation or publication thereof. The foregoing does not apply to any announcement by a Party required in order to comply with Applicable Law, but only if such Party consults with the other Party before making any such announcement and gives due consideration to the views of the other Party with respect thereto. The foregoing does not apply to any filing required by the 1934 Act or any other applicable securities law, which shall be governed by Section 12.02.

SECTION 13.06.    SEVERABILITY. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or arbitration panel of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement nevertheless remain in full force and effect for as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party and all provisions of this Agreement will, if alternative interpretations are applicable, be construed so as to preserve the validity and enforceability hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that, to the greatest extent possible, the transactions contemplated by this Agreement are consummated as originally contemplated with the same economic effect.
SECTION 13.07.    ENTIRE AGREEMENT. This Agreement, together with the Ancillary Agreements and all other agreements and other documents executed and delivered in connection with the consummation of the transactions contemplated hereby or thereby, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior communications, understandings and agreements between the Parties, whether oral or written, expressed or implied with respect to the subject matter hereof. There are no representations, warranties, collateral agreements or conditions affecting this Agreement other than as expressed herein. The Parties further acknowledge and agree that, in entering into this Agreement, they have not in any way relied upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, expressed or implied, not specifically set forth or referenced in this Agreement.

SECTION 13.08.    ASSIGNMENT. None of Sellers or Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, under this Agreement to any other Person; provided, however, that Buyer may, at any time and from time to time, assign any or all of its rights, or delegate any or all of its obligations, hereunder to one (1) or more Affiliates of Buyer so long as Buyer remains bound to this Agreement pursuant to the terms hereof. Any assignment or delegation in violation of this Section 13.08 is null and void and of no force or effect.
SECTION 13.09.    SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Except for the provisions of Article 9 relating to Indemnified Persons, this Agreement is binding upon and inures solely to the benefit of the Parties and their permitted successors and permitted assigns and nothing herein, express or implied, is intended to or confers upon any other Person, including any union or any employee or former employee of Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. The Parties reserve the power to amend, modify and terminate this Agreement without the consent of any Indemnified Person (other than the Parties).
SECTION 13.10.    GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement will be governed by and construed under the laws of the State of Rhode Island without regard to conflicts or choice of law provisions that would require the application of any other law. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any Rhode Island state or federal court sitting in Rhode Island. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in Rhode Island for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or claim is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 13.11.    WAIVER OF JURY TRIAL. Each Party hereby waives to the fullest extent permitted by Applicable Law any right it might have to a trial by jury with respect to any action or proceeding directly or indirectly arising out of, relating to or resulting from or in connection with this Agreement or the transactions contemplated by this Agreement. Each Party (a) certifies that no Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.11.
SECTION 13.12.    SPECIFIC PERFORMANCE. Subject to Article 11, Buyer and each Seller acknowledges and agrees that each other Party would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Each Party agrees that each other Party may be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.
SECTION 13.13.    TIME OF THE ESSENCE; TIME EXTENDED FOR TAKING ACTIONS. Time is of the essence in the performance of this Agreement. If the date specified in this Agreement for giving any communication or taking any action is not a Business Day (or if the period during which any communication is required to be given or any action taken expires on a date that is not a Business Day) then the date for giving such communication or taking such action (and the expiration date of such period during which such communication is required to be given or such action taken) will be the next day that is a Business Day.
SECTION 13.14.    SURVIVAL. Notwithstanding anything to the contrary in this Agreement (including Article 12), this Section 13.14 and the provisions of Article 1, Section 5.02(a), Article 9, 12, and this Article 13 will survive the termination of this Agreement.
SECTION 13.15.    FURTHER ASSURANCES. Each Party shall, from time to time, without additional consideration, do all such acts and things and execute and deliver, from time to time, all such further documents and assurances as might be reasonably necessary to carry out and give effect to the terms of this Agreement, except to the extent that doing any such acts and things and executing and delivering any such further documents would impose any Liability on a Party beyond the Liabilities set forth in this Agreement.

SECTION 13.16.    ESTOPPEL CERTIFICATES. Each Party shall, from time to time, upon fifteen (15) days' prior notice from the other Party, execute, acknowledge and deliver to the requesting Party a certificate signed by an authorized representative of such Party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that such Agreement is in full force and effect as modified, and setting forth such modifications), if such is the case, and that such Party has no Knowledge of any Breach or default hereunder or specifying each such Breach or default of which the signer has Knowledge. Any certificate given pursuant to this Section 13.16 may be relied upon by any prospective mortgagee or purchaser of any interest in Buyer, Sellers or any of either Party’s respective Affiliates or any of their respective assets or properties. Notwithstanding the foregoing, neither Party has any liability to any Person for any misstatement or omission in a certificate delivered pursuant to this Section 13.16; provided, however, that the Party delivering such certificate may not assert or seek to enforce any Claim, or assert any defense to any Claim, that is inconsistent with any statement contained in such a certificate in connection with any action between any such Party delivering such certificate and any Person (other than a Party) receiving it.
SECTION 13.17 BULK SALES ACT. Buyer hereby waives compliance by the Sellers with any Bulk Sales Act applicable to the transactions contemplated by this Agreement

  SECTION 13.18 COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed and delivered (including by facsimile transmission) in one (1) or more counterparts, and by the Parties in separate counterparts, each of which when executed and delivered is deemed to be an original, but all of which taken together constitute one and the same agreement. This Agreement may be executed by facsimile, scanned and emailed or other electronic signature, which shall have the same legal effect as an original signature.
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IN WITNESS WHEREOF, each Party has caused this Asset Purchase Agreement to be executed as of the date first written above by its duly authorized representative.

SELLERS:

CAPITAL PROPERTIES, INC.
/s/ Todd D. Turcotte
By:________________________________
Name: Todd D. Turcotte
Title: Vice President

DUNELLEN, LLC
/s/ Todd D. Turcotte
By:________________________________
Name: Todd D. Turcotte
Title: Vice President

CAPITAL TERMINAL COMPANY

                           /s/ Todd D. Turcotte
By:________________________________
Name: Todd D. Turcotte
Title: Vice President
BUYER:
SPRAGUE OPERATING RESOURCES LLC

/s/ Paul Scoff
By:_______________________________
Name: Paul Scoff
Title: Vice President